Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

between

GLOBAL AERO LOGISTICS INC.

(“Parent”)

HUGO ACQUISITION CORP.

(“Purchaser”)

and

WORLD AIR HOLDINGS, INC.

(the “Company”)

dated

April 5, 2007

i

ii

Section 10.12	Enforcement; Remedies	65

iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (hereinafter referred to as this “Agreement”), dated April 5, 2007, between Global Aero Logistics Inc., a Delaware corporation (“Parent”), Hugo Acquisition Corp., a Delaware corporation and an indirect wholly-owned subsidiary of Parent (“Purchaser”), and World Air Holdings, Inc., a Delaware corporation (the “Company”).

WHEREAS, the Board of Directors of each of Parent, Purchaser and the Company has approved, and deems it advisable and in the best interests of their respective stockholders to consummate the acquisition of the Company by Parent upon the terms and subject to the conditions set forth herein;

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, Purchaser will be merged with and into the Company with the Company as the surviving corporation (the “Merger,” and together with the other transactions contemplated by this Agreement, the “Transactions”), in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), whereby each issued and outstanding share of the Common Stock, $.001 par value per share, of the Company (each a “Share” or the “Shares”) not owned directly or indirectly by Parent, Purchaser or the Company will be converted into the right to receive the Merger Consideration;

WHEREAS, the Board of Directors of the Company (the “Company Board of Directors”) has unanimously, on the terms and subject to the conditions set forth herein, (i) determined that the Transactions contemplated by this Agreement are in the best interests of its stockholders, (ii) approved and declared advisable this Agreement and the Transactions contemplated hereby, including the Merger, and (iii) determined to recommend that the Company’s stockholders adopt this Agreement;

WHEREAS, the Boards of Directors of Parent and Purchaser have, on the terms and subject to the conditions set forth herein, unanimously declared advisable this Agreement and the Transactions contemplated hereby, including the Merger; and

WHEREAS, Parent, Purchaser and the Company desire to (i) make certain representations and warranties in connection with the Merger, (ii) make certain covenants and agreements in connection with the Merger, and (iii) prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties to this Agreement agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1                                    Certain Definitions. For the purposes of this Agreement, the term:

“Acquisition Proposal” means any inquiry, offer, proposal or indication of interest, whether or not in writing, as the case may be, by any Person that relates, directly or indirectly, to an Acquisition Transaction.

“Acquisition Transaction” means any transaction or series of transactions (other than the Transactions) involving (i) any merger, consolidation, recapitalization, liquidation or other direct or indirect business combination involving the Company pursuant to which the stockholders of the Company immediately preceding such transaction would hold less than eighty-five percent (85%) of the equity or voting securities of the surviving or resulting entity of such transaction, (ii) the issuance by the Company or any Company Subsidiaries, directly or indirectly, or the acquisition by any Person or “group” (as defined under Section 13(d) of the Exchange Act), directly or indirectly, of shares of any class of capital stock or other equity securities of (A) the Company representing more than fifteen percent (15%) or more (by ownership or voting power) of the outstanding shares of any class of capital stock of the Company or (B) any Company Subsidiary or Subsidiaries whose assets constitute fifteen percent (15%) or more of the assets of the Company and the Company Subsidiaries, taken as a whole, (iii) any tender or exchange offer that if consummated would result in any Person or “group” (as defined in our under Section 13(d) of the Exchange Act) beneficially owning shares of any class of capital stock or other equity securities of the Company representing more than fifteen percent (15%) or more (by ownership or voting power) of the outstanding shares of any class of capital stock of the Company, (iv) any acquisition, license, lease, purchase or other disposition of assets that constitute more than fifteen percent (15%) of the assets of the Company and its Subsidiaries, taken as a whole, other than the sale of equipment in the ordinary course of business or consistent with past practice, or (v) any combination of the foregoing.

“business day” means any day, other than Saturday, Sunday or a United States federal holiday, and shall consist of the time period from 12:01 a.m. through 12:00 midnight New York City time.

“Company Executive Officer” means each of the Chief Executive Officer, the President, the Chief Financial Officer, the Chief Information Officer, the Chief Marketing Officer and the General Counsel of the Company and the Chief Operating Officer of each of World Airways, Inc. and North American Airlines, Inc.

“Company Material Adverse Effect” means any change, effect, event, occurrence, development, circumstance, condition or worsening thereof (an “Effect”) that, individually or when taken together with all other Effects that exist at the date of determination, (A) has or is reasonably likely to have a material adverse effect on the properties, assets, liabilities, condition (financial or otherwise), business or results of operations of the Company and the Company Subsidiaries, taken as a whole or (B) prevents or materially delays the Company from performing its obligations under this Agreement in any material respect or materially delays consummating the Transactions or would reasonably be expected to have such effect; provided, however, that no Effects resulting from, relating to or arising out of the following shall be deemed to be or constitute a Company Material Adverse Effect, and no Effects resulting from, relating to or arising out of the following shall be taken into account when determining whether a Company Material Adverse Effect has occurred or is reasonably likely to exist: (i) conditions (or changes therein) in any industry or industries in which the Company operates (other than any such conditions (or changes therein) resulting from, relating to or arising out of acts of terrorism, which shall not be excluded and may be taken into account) to the extent that such conditions do not have a materially disproportionate effect on the Company and the Company Subsidiaries, taken as a whole, (ii) general economic conditions (or changes therein) in the United States, in any country in which the Company or any of the Company Subsidiaries conducts business or in the global economy as a whole (other than any such general economic conditions (or changes therein) resulting from, relating to or arising out of acts of terrorism, which shall not be excluded and may be taken into account) to the extent that such conditions do not have a materially disproportionate effect on the Company and the Company Subsidiaries, taken as a whole, (iii) any generally applicable change in Law or GAAP or interpretation of any of the foregoing to the extent that such conditions do not have a materially disproportionate effect on the Company and the Company Subsidiaries, taken as a whole, (iv) Effects primarily related to the announcement of the execution of this Agreement or the pendency of the Merger, (v) compliance with the terms of, or the taking of any action required by, this Agreement, or the failure to take any action prohibited by this Agreement and (vi) any actions taken, or failure to take action, to which Parent or Purchaser has expressly consented or requested.

“Company Property” means any real property and improvements, now or heretofore, owned, leased or operated by the Company or any of the Company Subsidiaries.

“Company Stock Plans” mean collectively the World Air Holdings, Inc. Amended and Restated 1995 Stock Incentive Plan and the World Airways, Inc. Non-Employee’s Stock Option Plan, each as amended to date.

“Company Subsidiary” means each Person which is a Subsidiary of the Company.

“Environment” means soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, natural or artificial drainage systems, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, biota, and any other environmental medium or natural resource.

“Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, Liens, notices of noncompliance or violation, investigations or proceedings under any Environmental Law or any Environmental Permit, including, without limitation, (A) any and all Environmental Claims by Governmental Entities against the Company for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (B) any and all Environmental Claims by any third party against the Company seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials of the Company or arising from alleged injury to the environment or as a result of exposure to Hazardous Materials.

“Environmental Law” means any federal, state or local statute, law, rule, regulation, ordinance, code or rule of common law and any judicial or administrative interpretation thereof binding on the Company or its operations or Company Property as of the date hereof and the Closing Date, including any judicial or administrative order, consent decree or judgment, relating to the Environment, Hazardous Materials or exposure of any Person to Hazardous Materials including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C.  sec. 9601 et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C.  sec. 6901 et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. sec.  1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. sec. 2601 et seq.; the Clean Air Act, 42 U.S.C. sec. 7401 et seq.; Oil Pollution Act of 1990, 33 U.S.C. sec. 2701 et seq.; the Safe Drinking Water Act, 42 U.S.C. sec. 300f et seq.; and the Hazardous Materials Transportation Act, 49 U.S.C. sec. 1801 et seq.; the Occupational Safety and Health Act of 1970, 29 U.S.C. sec. 651 et seq.

“Environmental Permit” means any Company Permit required by or pursuant to any applicable Environmental Law.

“ERISA Affiliate” means any trade or business, whether or not incorporated, that together with the Company would be deemed a single employer for purposes of Section 4001 of ERISA or Sections 414(b), (c), (m), (n) or (o) of the Code.

“Hazardous Materials” means (A) any petroleum or petroleum products, radioactive materials, asbestos, transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls, and radon gas; and (B) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “extremely hazardous substances,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” or terms of similar import, under any applicable Environmental Law.

“Intellectual Property” means any or all of the following: (i) inventions (whether patentable or not), invention disclosures, industrial designs, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (ii) business, technical and know-how information, non-public information, and confidential information, including databases and data collections; (iii) works of authorship (including computer programs, source code, object code, whether embodied in software, firmware or otherwise), architecture, documentation, files, records, schematics, verilog files, netlists, emulation and simulation reports, test vectors and hardware development tools; (iv) URLs and domain names; and (v) any similar or equivalent property of any of the foregoing (as applicable).

“Intellectual Property Rights” means any or all of the following and all worldwide common law and statutory rights in, arising out of, or associated therewith: (i) patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof (“Patents”); (ii) copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world including moral and economic rights of authors and inventors, however denominated (“Copyrights”); (iii) industrial designs and any registrations and applications therefor; (iv) trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor (“Trademarks”); (v) trade secrets (including, those trade secrets defined in the Uniform Trade Secrets Act and under corresponding foreign statutory and common law), business, technical and know-how information, non-public information, and confidential information and rights to limit the use or disclosure thereof by any Person; including databases and data collections and all rights therein (“Trade Secrets”); and (vi) any similar or equivalent rights to any of the foregoing (as applicable).

“knowledge” or “Knowledge” will be deemed to be the actual knowledge of any executive officer of Parent or Purchaser or any Company Executive Officer, as the case may be, as of the date of this Agreement (or, with respect to a certificate delivered pursuant to this Agreement, as of the date of delivery of such certificate) after conducting reasonable inquiry of those other officers or employees of Parent and Purchaser or the Company and the Company Subsidiaries, as the case may be, who would reasonably be expected to have knowledge of the specific matters at issue.

“Lien” means any lien, pledge, hypothecation, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Owned Company IP” means all Intellectual Property and Intellectual Property Rights that are owned or purported to be owned by the Company or any of the Company Subsidiaries and material to the conduct of the business of the Company or the Company Subsidiaries.

“Person” means a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization.

“Release” means disposing, discharging, injecting, spilling, leaking, leaching, migrating, dumping, emitting, escaping, pouring, releasing, injecting, emptying or seeping into or through the Environment.

“Required Governmental Approvals” means filings, notices, permits, authorizations, consents and approvals as may be required from, with or to (a) the FAA, (b) the DOT, (c) the FCC, (d) the DOD (including consents not to (i) terminate any DOD contracts pursuant to their terms or (ii) terminate or modify participation by the Company or the Company Subsidiaries in their existing teaming arrangements, in each case as a result of or in connection with the Transactions), (e) the DHS, (f) the TSA or (g) the ATSB.

“Subsidiary” means with respect to any Person, any corporation, limited liability company, partnership or other organization, whether incorporated or unincorporated, of which (i) at least a majority of the outstanding shares of capital stock of, or other equity interests, having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries or (ii) such Person or any other Subsidiary of such Person is a general partner (excluding any such partnership where such Person or any Subsidiary of such Person does not have a majority of the voting interest in such partnership).

“Superior Proposal” means any bona fide written Acquisition Proposal received by the Company after the date hereof, that is not subject to any financing condition or contingency (provided, that for the purposes of this definition, (A) the applicable percentages in clause (i) of the definition of Acquisition Transaction shall be ten percent (10%) as opposed to eighty-five percent (85%), and (B) the applicable percentages in clauses (ii), (iii) and (iv) of the definition of Acquisition Transaction shall be ninety percent (90%) as opposed to fifteen percent (15%)), which the Company Board of Directors determines in good faith, After Consultation, taking into account, among other things, all legal, financial, regulatory, timing (including the likelihood of prompt completion) and other aspects of the Acquisition Proposal and the Third Party making the Acquisition Proposal and any adjustment to the terms and conditions of this Agreement proposed by Parent in response to such Acquisition Proposal would, if consummated in accordance with its terms, be more favorable to the holders of Shares (in their capacity as such) than the Transactions, including the Merger (after taking into account any adjustment to the terms and conditions of this Agreement proposed by Parent in response to such Acquisition Proposal).

“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever imposed by a Governmental Entity, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Claim” means any audit, investigation, litigation or other proceeding conducted by or with any Governmental Entity with respect to Taxes.

“Tax Return” means any return, report, certificate, form or similar statement or document or other communication required or permitted to be supplied to, or filed with, a Governmental Entity in connection with the determination, assessment or collection of any Tax or the administration of any laws relating to any Tax.

“Third Party Acquisition Event” means the consummation of an Acquisition Transaction or series of related Acquisition Transactions; provided, that the consummation of such Acquisition Transaction or Acquisition Transactions results in the acquisition by any Third Party of (i) a majority of the outstanding Shares or (ii) a majority (by number of shares or voting power) of the outstanding capital stock of the Company or (iii) a majority of the assets (including the capital stock or assets of any Subsidiary) of the Company and the Company Subsidiaries, taken as a whole.

Section 1.2                                    Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

“ADs”	Section 4.17(a)
“After Consultation”	Section 6.2(b)
“Agreement”	Introduction
“AIP”	Section 4.11(l)
“Alternative Financing”	Section 7.12(a)
“Applicable Period of Coverage”	Section 7.10(a)
“Appraisal Rights”	Section 3.3(a)
“ATSB”	Section 4.17(a)
“Balance Sheet Date”	Section 4.8(a)
“Bank Facility”	Section 4.14
“Benefit Plans”	Section 4.11(a)
“Certificate of Merger”	Section 2.2
“Certificate” or “Certificates”	Section 3.2(b)
“Closing”	Section 2.2
“Closing Date”	Section 2.2
“Code”	Section 3.2(g)
“Common Stock”	Section 4.2(a)
“Company”	Introduction
“Company Aircraft”	Section 4.24(a)
“Company Board of Directors”	Recitals
“Company Change in Recommendation”	Section 6.3(c)
“Company Collective Bargaining Agreement”	Section 4.16(a)
“Company Disclosure Schedule”	Article IV
“Company Financial Advisor”	Section 4.19
“Company Material Contract”	Section 4.13(b)
“Company Options”	Section 3.4(a)
“Company Permits”	Section 4.17(b)
“Company Recommendation”	Section 6.3(b)
“Company SEC Documents”	Section 4.6(a)
“Company Stockholder Approval”	Section 4.3(b)
“Company Termination Fee”	Section 9.2(b)
“Confidentiality Agreement”	Section 6.2(b)
“Covered Persons”	Section 7.5(a)
“D&O Insurance”	Section 7.5(d)
“DGCL”	Recitals
“DHS”	Section 4.17(a)
“DOD”	Section 4.17(a)
“Dissenting Shares”	Section 3.3(a)
“DOT”	Section 4.17(a)
“Effective Time”	Section 2.2
“Equity Interests”	Section 4.2(a)
“Exchange Act”	Section 4.5

“Expense Reimbursement”	Section 9.2(d)
“FAA”	Section 4.17(a)
“FARs”	Section 4.17(a)
“FCC”	Section 4.17(a)
“Financial Statements”	Section 4.6(a)
“Financing”	Section 5.7
“Financing Commitment”	Section 5.7
“Future Company SEC Documents”	Section 4.6(c)
“401(k) Plan”	Section 7.11
“GAAP”	Section 4.6(a)
“Governmental Entity”	Section 4.5
“HSR Act”	Section 4.5
“Indemnification Agreements”	Section 7.5(a)
“JPMorgan”	Section 5.7
“Laws”	Section 4.17(a)
“Merger”	Recitals
“Merger Consideration”	Section 3.1(c)
“Multiemployer Plan”	4.11(c)
“Notice of Recommendation Change”	Section 6.3(d)
“Option Consideration”	Section 3.4(a)
“Parent”	Introduction
“Parent Assignee”	Section 10.11
“Paying Agent”	Section 3.2(a)
“Pension Plan”	Section 4.11(d)
“Permitted Liens”	Section 4.14
“Preferred Stock”	Section 4.2(a)
“Primary Executives”	Section 4.11(h)
“Proxy Statement”	Section 4.18
“Purchaser”	Introduction
“Purchaser Common Stock”	Section 3.1
“Representatives”	Section 6.2(a)
“Required Financial Statements”	Section 7.13(b)
“Restricted Stock”	Section 3.4(b)
“Retention Program”	Section 4.11(k)
“Sarbanes-Oxley Act”	Section 4.6(a)
“SEC”	Section 4.1(a)
“Securities Act”	Section 4.6(a)
“Severance Policy”	Section 4.11(k)
“Share” or “Shares”	Recitals
“Significant Subsidiary” or “Significant Subsidiaries”	Section 4.1(b)
“Special Meeting”	Section 6.3(a)
“Specified Person”	Section 9.2(b)
“Surviving Corporation”	Section 2.1(a)
“Third Party”	Section 6.2(a)

“Transactions”	Recitals
“TSA”	Section 4.17(a)
“Voting Debt”	Section 4.2(a)
“Warrant” or “Warrants”	Section 3.5
“Warrant Consideration”	Section 3.5

ARTICLE II

THE MERGER

Section 2.1                                      The Merger. Upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL, at the Effective Time, Purchaser shall be merged with and into the Company.  As a result of the Merger, the separate corporate existence of Purchaser will cease and the Company will continue as the surviving corporation of the Merger under the DGCL (the “Surviving Corporation”).

Section 2.2                                      Closing; Effective Time. Subject to the provisions of this Agreement, the closing of the Merger (the “Closing”) will take place at 10:00 a.m., New York time, as soon as practicable, but in no event later than the fifth Business Day after the satisfaction or (to the extent permitted by law) waiver of the conditions set forth in Article VIII (excluding conditions that, by their terms, cannot be satisfied until the Closing, but the Closing shall be subject to the satisfaction or (to the extent permitted by law) waiver of those conditions), at the offices of Cravath, Swaine & Moore LLP, Worldwide Plaza, 825 Eighth Avenue, New York, New York 10019 (or the Closing may take place at such other place or at such other date as Parent and the Company may mutually agree in writing); provided, however, that notwithstanding the satisfaction or waiver of the conditions set forth in Article VIII, the parties will not be required to effect the Closing until the earlier to occur of (a) a date specified by Parent on at least five (5) Business Days’ notice to the Company, and (b) the sixtieth (60th) day after delivery of the Required Financial Statements that satisfy the condition specified in Section 8.2(a) if a business day, or if not a business day, then on the next succeeding business day.  The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date”.  Prior to the Closing, Parent shall prepare and on the Closing Date the Surviving Corporation shall cause the Merger to be consummated by filing an appropriate certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, the relevant provisions of the DGCL (the date and time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, or such later time as is specified in the Certificate of Merger and as is agreed to by the parties, being the “Effective Time”) and the parties shall make all other filings or recordings required under the DGCL in connection with the Merger.

Section 2.3                                      Effects of the Merger. The Merger shall have the effects set forth in Section 259 of the DGCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers and franchises of the Company and Purchaser shall vest in the Surviving Corporation and all debts, liabilities and duties of the Company and Purchaser shall become the debts, liabilities and duties of the Surviving Corporation.

Section 2.4                                      Certificate of Incorporation; Bylaws. At the Effective Time, (a) the certificate of incorporation of the Surviving Corporation shall be amended to read in its entirety as the certificate of incorporation of Purchaser read immediately prior to the Effective Time, except that the name of the Surviving Corporation shall be “World Air Holdings, Inc.” and (b) the bylaws of the Surviving Corporation shall be amended so as to read in their entirety as the bylaws of Purchaser as in effect immediately prior to the Effective Time, until thereafter amended in accordance with applicable Law, except the references to Purchaser’s name shall be replaced by references to “World Air Holdings, Inc.”.

Section 2.5                                      Directors and Officers of Surviving Corporation. The directors of Purchaser and the officers of the Company (other than those who Purchaser determines shall not remain as officers of the Surviving Corporation), in each case, as of the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation or bylaws of the Surviving Corporation.

Section 2.6                                      Subsequent Actions. If at any time after the Effective Time the Surviving Corporation shall determine, in its sole discretion, or shall be advised, that any deeds, bills of sale, instruments of conveyance, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Purchaser acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, then the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or Purchaser, all such deeds, bills of sale, instruments of conveyance, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title or interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

ARTICLE III

CONVERSION OF SECURITIES

Section 3.1                                      Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holders of any securities of the Company or common stock, par value $0.01 per share, of Purchaser (the “Purchaser Common Stock”):

(a)                                  Purchaser Common Stock. Each issued and outstanding share of Purchaser Common Stock shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(b)                                 Cancellation of Treasury Stock and Parent-Owned Stock. All Shares that are owned by the Company and any Shares owned by Parent, Purchaser or any of their respective subsidiaries shall be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c)                                  Conversion of Common Stock. Each issued and outstanding Share (other than Shares to be cancelled in accordance with Section 3.1(b) and other than Dissenting Shares) shall be converted into the right to receive an amount (subject to any applicable withholding Tax specified in Section 3.2(g)) equal to $12.50 in cash, without interest (the “Merger Consideration”). From and after the Effective Time, all such Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate representing any such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such certificate in accordance with Section 3.2, without interest thereon.

(d)                                 Adjustment to Merger Consideration. The Merger Consideration shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Common Stock), cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Common Stock occurring on or after the date hereof and prior to the Effective Time.

Section 3.2                                    Exchange of Certificates; Payment of Option Consideration and Warrant Consideration.

(a)                                  Paying Agent. Purchaser shall designate a bank or trust company to act as the payment agent in connection with the Merger (the “Paying Agent”).  Prior to the Effective Time, Parent or Purchaser shall deposit, or cause to be deposited, with the Paying Agent the aggregate Merger Consideration, Option Consideration and Warrant Consideration.  Such funds shall be invested by the Paying Agent as directed by Parent, in its sole discretion, pending payment thereof by the Paying Agent to the holders of the Shares, Company Options and Warrants. Earnings from such investments shall be the sole and exclusive property of Parent, and no part of such earnings shall accrue to the benefit of holders of Shares, Company Options or Warrants.

(b)                                 Exchange Procedures for Shares. Promptly after the Effective Time, the Paying Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding Shares (each a “Certificate” and collectively the “Certificates”) and whose Shares were converted pursuant to Section 3.1 into the right to receive the Merger Consideration (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for effecting the surrender of the Certificates in exchange for payment of the Merger Consideration.  Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly represented by such Certificate and the Certificate so surrendered shall forthwith be cancelled. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition precedent of payment that (x) the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and (y) the Person requesting such payment shall have paid any transfer and other similar taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such tax either has been paid or is not required to be paid.  Until surrendered as contemplated by this Section 3.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration in cash as contemplated by this Section 3.2, without interest thereon.

(c)                                  Transfer Books; No Further Ownership Rights in Shares. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company.  From and after the Effective Time, the holders of Certificates outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided for herein or by applicable Law. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article III.

(d)                                 Payment to Holders of Company Options. On or prior to the business day immediately preceding the Closing Date, the Company shall deliver a statement to Purchaser that sets forth the name of, and payment instructions for, each holder of outstanding Company Options entitled to payment therefor pursuant to Section 3.4(a), and promptly after the Effective Time, the Surviving Corporation shall cause the Paying Agent to pay each such holder of Company Options the amount such holder is entitled to receive pursuant to Section 3.4(a).

(e)                                  Payment to Holders of Warrants. On or prior to the business day immediately preceding the Closing Date, the Company shall deliver a statement to Purchaser that sets forth the name of, and payment instructions for, each holder of outstanding Warrants that has exercised any such Warrant and executed a Warrant Supplement in accordance with the terms of such Warrant and thereby become entitled to payment therefor pursuant to Section 3.5, and promptly after the Effective Time, the Surviving Corporation shall cause the Paying Agent to pay each such holder of exercised Warrants the amount such holder is entitled to receive pursuant to Section 3.5.

(f)                                    Termination of Fund; No Liability. At any time following one year after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) made available to the Paying Agent and not disbursed (or for which disbursement is pending subject only to the Paying Agent’s routine administrative procedures) to holders of Certificates, and thereafter such holders shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates, without any interest thereon.  Notwithstanding the foregoing, neither the Surviving Corporation nor the Paying Agent shall be liable to any holder of a Certificate for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(g)                                 Withholding Rights. Parent, Purchaser, the Surviving Corporation and the Paying Agent, as the case may be, shall be entitled to deduct and withhold from the relevant

Merger Consideration, Option Consideration and Warrant Consideration otherwise payable pursuant to this Agreement to any holder of Shares, Company Options and Warrants such amounts that Parent, Purchaser, the Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), the rules and regulations promulgated thereunder or any provision of applicable state, local or foreign law.  To the extent that amounts are so withheld by Parent, Purchaser, the Surviving Corporation or the Paying Agent, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Shares, Company Options or Warrants in respect of which such deduction and withholding was made by Parent, Purchaser, the Surviving Corporation or the Paying Agent.

(h)                                 Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration payable in respect thereof pursuant to Section 3.1 hereof; provided, however, that Parent may, in its discretion and as a condition precedent to the payment of such Merger Consideration, require the owners of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Paying Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

Section 3.3                                    Dissenting Shares.

(a)                                  Notwithstanding anything in this Agreement to the contrary, Shares outstanding immediately prior to the Effective Time and held by a holder who is entitled to demand and properly demands appraisal of such Shares (“Dissenting Shares”) pursuant to, and who complies in all respects with, Section 262 of the DGCL (the “Appraisal Rights”) shall be entitled to payment of the fair value of such Dissenting Shares in accordance with the Appraisal Rights; provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to dissent under the Appraisal Rights, then the right of such holder to be paid the fair value of such holder’s Dissenting Shares shall cease and such Dissenting Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for the right to receive the Merger Consideration.

(b)                                 The Company shall serve prompt notice to Purchaser of any demands received by the Company for dissenter’s rights of any Shares, and Purchaser shall have the right to participate in all negotiations and proceedings with respect to such demands.  Prior to the Effective Time, the Company shall not, without the prior written consent of Purchaser, make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demand, or agree to do any of the foregoing.

Section 3.4                                    Treatment of Options and Restricted Stock.

(a)                                  The Company shall take all actions (including obtaining any required consents) necessary to provide that, immediately prior to the Effective Time, each outstanding option to purchase Shares granted under the Company Stock Plans (each a “Company Option” and collectively the “Company Options”), whether or not then exercisable or vested, shall become fully exercisable and vested.  At the Effective Time each Company Option that is outstanding immediately prior to the Effective Time shall be deemed exercised and automatically converted into the right to receive an amount in cash equal to the product obtained by multiplying (x) the aggregate number of Shares for which such Company Option was exercisable immediately prior to the Effective Time and (y) the excess, if any, of the Merger Consideration less the per Share exercise price of such Company Option (the “Option Consideration”) after which it shall be cancelled and extinguished.

(b)                                 The Company shall take all actions necessary to provide that, immediately prior to the Effective Time, each unvested Share subject to restrictions and forfeiture granted pursuant to the Company Stock Plans (“Restricted Stock”) shall become fully vested and subject to the provisions of this Agreement related to issued and outstanding Shares.

(c)                                  All amounts payable pursuant to this Section 3.4 (including with respect to Restricted Stock) shall be subject to any required withholdings of taxes and shall be paid without interest.

Section 3.5                                    Treatment of Warrants. At the Effective Time, each warrant to purchase Shares (each a “Warrant” and collectively the “Warrants”) that is issued and outstanding immediately prior to the Effective Time and not terminated pursuant to its terms shall be assumed by Parent and converted into the right to receive cash equal to the product obtained by multiplying (x) the aggregate number of Shares for which such Warrant was exercisable immediately prior to the Effective Time and (y) the excess, if any, of the Merger Consideration less the per Share exercise price of such Warrant (the “Warrant Consideration”).  The Company shall take all necessary actions, including obtaining any required consents from holders of outstanding Warrants necessary to effect such assumption pursuant to the terms of the applicable Warrant. The Company shall prepare and use reasonable best efforts to obtain the agreement of each holder of Warrants that such holder conditionally exercises such Warrant contingent upon the consummation of the Merger, such that each such holder shall have the right to vote the Shares for which such Warrant has been conditionally exercised at the meeting of the Company’s stockholders to be held for the Company Stockholder Approval and that, if the Merger is not consummated, such Warrant shall be deemed to have never been exercised.  Any payments made pursuant to this Section 3.5 shall be net of all applicable withholding taxes that Parent, Purchaser, the Surviving Corporation and the Paying Agent, as the case may be, shall be required to deduct and withhold from the Warrant Consideration under the Code, the rules and regulations promulgated thereunder or any provision of applicable state, local or foreign law.  To the extent that amounts are so withheld by Parent, Purchaser, the Surviving Corporation or the Paying Agent, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Warrants in respect of which such deduction and withholding was made by Parent, Purchaser, the Surviving Corporation or the Paying Agent.

ARTICLE IV

REPRESENTATIONS AND

WARRANTIES OF THE COMPANY

Except as set forth in the Company’s disclosure schedule delivered to Parent immediately prior to the execution of this Agreement (the “Company Disclosure Schedule”), the Company represents and warrants to Parent and Purchaser as set forth below. Each disclosure set forth in the Company Disclosure Schedule is identified by reference to, or has been grouped under a heading referring to, a specific section of this Agreement and disclosure made pursuant to any section thereof shall be deemed to be disclosed on each of the other sections of the Company Disclosure Schedule to the extent the applicability of the disclosure to such other section is reasonably apparent from the disclosure made.  The fact that any item of information is disclosed on the Company Disclosure Schedule shall not be construed to mean that such information is required to be disclosed by this Agreement.  Such information and the dollar thresholds set forth herein shall not be used as a basis for interpreting the terms “material” or “Company Material Adverse Effect” or other similar terms in this Agreement.

Section 4.1                                    Organization and Qualification; Subsidiaries.

(a)                                  The Company and each of the Company Subsidiaries is a corporation or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the laws of the jurisdiction in which it is organized and has the requisite corporate or other power, as the case may be, and authority to conduct its business as now being conducted, except for those jurisdictions where the failure to be so organized, existing or in good standing would not or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  The Company and each of the Company Subsidiaries is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  The Company has delivered to or made available to Parent and Purchaser prior to the execution of this Agreement true and complete copies of any amendments to its certificate of incorporation or bylaws not filed as of the date hereof with the Securities and Exchange Commission (the “SEC”).  The Company is in compliance with the terms of its certificate of incorporation or bylaws.

(b)                                 Exhibit 21.1 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, includes all the Company Subsidiaries that, as of the date of this Agreement, are “Significant Subsidiaries” (as defined in Rule 1-02 of Regulation S-X of the SEC). All outstanding shares of capital stock of, or other Equity Interests in, each such Significant Subsidiary have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by the Company, free and clear of any Liens, other than Permitted Liens and such Liens as would not and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  Other than the Company Subsidiaries, the Company does not directly or indirectly beneficially own any Equity Interests in any other

Person except for non-controlling investments made in the ordinary course of business in entities which are not individually or in the aggregate material to the Company and the Company Subsidiaries as a whole.

Section 4.2                                    Capitalization.

(a)                                  The authorized capital stock of the Company consists of (i) 100,000,000 shares of common stock, par value $.001 per share (the “Common Stock”) and (ii) 5,000,000 shares of preferred stock, par value $.001 per share (the “Preferred Stock”).  As of the close of business on April 4, 2007, (A) 22,551,217 shares of Common Stock (excluding treasury shares) were issued and outstanding, (B) no shares of Preferred Stock were issued and outstanding, (C) no shares of Common Stock were issued and held in the treasury of the Company or otherwise owned by the Company, (D) 1,960,589 shares of Common Stock were issuable (and such number was reserved for issuance) upon exercise of Warrants, (E) 4,974,351 shares of Common Stock were reserved for issuance pursuant to the Company Stock Plans of which 1,630,700 shares of Common Stock were subject to outstanding Company Options and Restricted Stock and (G) 1,960,589 shares of Common Stock were subject to outstanding Warrants. All of the outstanding shares of the Company’s capital stock are, and all Shares which may be issued pursuant to the exercise of outstanding Company Options and Warrants will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and non-assessable. Except for issuances of Shares pursuant to Company Options described in the first sentence of Section 4.2(b) and Warrants described in Section 4.2(c), since March 30, 2007, the Company has not issued any shares of Common Stock or designated or issued any shares of Preferred Stock. There are no bonds, debentures, notes or other indebtedness having general voting rights (or convertible into securities having such rights) (“Voting Debt”) of the Company or any Company Subsidiary issued and outstanding.  Except for the Company Options described in the first sentence of Section 4.2(b) and the Warrants described in Section 4.2(c), there are no outstanding or authorized (x) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company, options, warrants, calls, pre-emptive rights, subscriptions or other rights, agreements, arrangements or commitments of any kind, including any stockholder rights plan or other similar rights that are linked to the value of the Common Stock of the Company or that are otherwise related to the issued or unissued capital stock of the Company or any Company Subsidiary, obligating the Company or any Company Subsidiary to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or Voting Debt of, or other equity or voting interest in, the Company or any Company Subsidiary or securities convertible into or exchangeable for such shares or equity or voting interests, or obligating the Company or any Company Subsidiary to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment (collectively, “Equity Interests”) or (y) obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any Shares or any capital stock of, or other Equity Interests in, the Company or any Company Subsidiary or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in the Company or any Company Subsidiary.  No Company Subsidiary owns any Shares.

(b)                                 As of the close of business on April 4, 2007, the Company had outstanding Company Options to purchase 1,435,400 shares of Common Stock and 195,300 shares of

Restricted Stock granted under Company Stock Plans.  All of such Company Options and Restricted Stock have been granted to employees and directors of the Company and the Company Subsidiaries in the ordinary course of business pursuant to the Company Stock Plans in each case in accordance with their terms.  Section 4.2(b) of the Company Disclosure Schedule sets forth a listing of all outstanding Company Options and shares of Restricted Stock as of the close of business on April 4, 2007 and (i) the date of their grant and the portion of which that is vested as of the close of business on April 4, 2007 and if applicable, the exercise price therefor, and (ii) the date upon which each Company Option would normally be expected to expire absent termination of employment or other acceleration.  No Company Option is intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code.

(c)                                  As of the close of business on April 4, 2007, the Company had outstanding Warrants to purchase 1,153,973 shares of Common Stock at an exercise price of $0.86 per share and Warrants to purchase 806,616 shares of Common Stock at an exercise price of $3.52 per share. Section 4.2(c) of the Company Disclosure Schedule sets forth a listing of all outstanding Warrants as of the close of business on April 4, 2007, their date of grant, their expiration date and the exercise price therefore.

(d)                                 There are no voting trusts or other agreements to which the Company or any Company Subsidiary is a party with respect to the voting of the Company’s Common Stock or any capital stock of, or other equity interest of the Company or any of the Company Subsidiaries. Except as provided in the Warrants described in Section 4.2(c), neither the Company nor any Company Subsidiary has granted any preemptive rights, anti-dilutive rights or rights of first refusal or similar rights.

Section 4.3                                    Authorization; Validity of Agreement; Company Action.

(a)                                  The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement, and the consummation by it of the Transactions, have been duly and validly authorized by the Company Board of Directors and, no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement and the consummation by it of the Transactions, subject, in the case of the Merger, to receipt of the Company Stockholder Approval described in Section 4.3(b), and the filing of the Certificate of Merger as required under the DGCL. This Agreement has been duly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery hereof by Parent and Purchaser, is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(b)                                 The only consent or vote of holders of any class or series of capital stock of the Company necessary under the DGCL to adopt this Agreement is the affirmative vote at a stockholders meeting of the holders of a majority of the Shares entitled to vote thereon (the

“Company Stockholder Approval”). The written consent or affirmative vote of the holders of Shares, or any of them, is not necessary to consummate any Transaction other than the Merger.

Section 4.4                                    Board Approvals. The Company Board of Directors, has by resolutions duly adopted at a meeting duly called and held, unanimously (i) determined that this Agreement, the Merger and other Transactions are advisable, fair to, and in the best interests of the stockholders of the Company, (ii) duly and validly approved and taken all corporate action required to be taken by the Company Board of Directors to authorize the consummation of the Transactions, (iii) approved this Agreement and the Transactions (including the Merger), which approval, to the extent applicable, constituted approval under the provisions of Section 203 of the DGCL as a result of which this Agreement and the Transactions, including the Merger, are not and will not be subject to the restrictions on “business combinations” under, the provision of Section 203 of the DGCL; and (iv) recommended that the stockholders of the Company adopt this Agreement.  No further corporate action is required by the Company Board of Directors, pursuant to the DGCL or otherwise, in order for the Company to approve this Agreement or the Transactions, including Merger, subject, in the case of the Merger, to the receipt of the Company Stockholder Approval.

Section 4.5                                    Consents and Approvals; No Violations. None of the execution, delivery or performance of this Agreement by the Company, the consummation by the Company of the Merger or any other Transaction or compliance by the Company with any of the provisions of this Agreement will (i) conflict with or result in any breach of any provision of the Company Governing Documents or the organizational documents of any Company Subsidiary, (ii) require any filing by the Company or any Company Subsidiary, or the permit, authorization, consent or approval of, any court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority or agency, foreign, federal, state, local or supernational entity (a “Governmental Entity”) (except for (A) compliance with any applicable requirements of the Exchange Act, (B) any filings as may be required under the DGCL in connection with the Merger, including the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, and the filing of appropriate documents with the relevant authorities of other states in which the Company or any of the Company Subsidiaries is qualified to do business, (C) filings, notices, permits, authorizations, consents and approvals as may be required under (1) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and (2) the Required Governmental Approvals, and (D) filings required under the Exchange Act of 1934, as amended (the “Exchange Act”)), (iii) result in a modification, violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right, including, but not limited to, any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any Company Material Contract, (iv) conflict with or violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company, any Company Subsidiary or any of their respective properties or assets or (v) result in the creation of any Lien; except in the case of clauses (ii) or (iv) where any such conflict or failure to make such filings or to obtain such permits, authorizations, consents or approvals have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or have a material adverse effect on the ability of the Company to consummate the Merger and the other Transactions on a timely basis.

Section 4.6                                    Company SEC Documents and Financial Statements.

(a)                                  Except as disclosed in Section 4.6(a) of the Company Disclosure Schedule, the Company and each of the Company Subsidiaries has filed or furnished (as applicable) with the SEC all forms, reports, schedules, statements and other documents required by it to be filed or furnished (as applicable) since and including January 1, 2005, under the Exchange Act or the Securities Act of 1933, as amended (the “Securities Act”) (together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”)) (such documents and any other documents filed by the Company and each Company Subsidiary with the SEC, as amended since the time of their filing but prior to the date hereof, collectively, the “Company SEC Documents”).  As of their respective filing dates (or as of the date of filing an amendment thereto, to the extent any filing was amended) the Company SEC Documents (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading and (ii) complied in all material respects with the applicable requirements of the Exchange Act or the Securities Act, as the case may be, the Sarbanes-Oxley Act and the applicable rules and regulations of the SEC thereunder (except as set forth and described in Section 4.6(a) of the Company Disclosure Schedule, certain forms, reports, schedules, statements or other documents that were not filed in a timely manner).  No Company Subsidiary is currently required to file or furnish any report, schedule, form, statement or other document with, or make any other filing with, or furnish any other material to, the SEC, nor has any Company Subsidiary been subject to any such reporting requirements since January 1, 2004. All of the audited consolidated financial statements and unaudited consolidated interim financial statements of the Company and its consolidated Subsidiaries included in the Company SEC Documents (collectively, the “Financial Statements”), (A) have been prepared from, are in accordance with, and accurately reflect the books and records of the Company and its consolidated Subsidiaries in all material respects, (B) have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of interim financial statements, for normal and recurring year-end adjustments) and (C) fairly present in all material respects the consolidated financial position and the consolidated results of operations and cash flows of the Company and its consolidated Subsidiaries, in each case, as of the times and for the periods referred to therein.

(b)                                 Without limiting the generality of Section 4.6(a), (i) KPMG LLP has not resigned or been dismissed as independent public accountant of the Company as a result of or in connection with any disagreement with the Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, (ii) no executive officer of the Company has failed in any respect to make, without qualification, the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any form, report or schedule filed by the Company with the SEC since the enactment of the Sarbanes-Oxley Act and to the Company’s knowledge there is no reason to believe that any such executive officer will not be able to give such certifications, without qualification, when next due, (iii) no enforcement action has been initiated or, to the knowledge of the Company, threatened against the Company by the SEC relating to disclosures contained in any Company SEC Document and (iv) there are not any pending, open or unresolved investigations by, or on behalf of, the Company Board of Directors (or any committee thereof) or any Governmental Entity relating to any possible (A) accounting irregularities, inaccuracies or restatements, (B) violations of Federal or state securities Laws or (C) violations of any other Laws (including state corporate Laws), in each case including any “backdating” of Company Options.

(c)                                  As of their respective filing dates, Future Company SEC Documents (i) do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading and (ii) comply in all material respects with the applicable requirements of the Exchange Act or the Securities Act, as the case may be, the Sarbanes-Oxley Act and the applicable rules and regulations of the SEC thereunder, except that certain of the Future Company SEC Documents may not be timely filed.  All of the audited consolidated financial statements and unaudited consolidated interim financial statements of the Company and its consolidated Subsidiaries included in the Future Company SEC Documents, (A) will be prepared from, are in accordance with, and accurately reflect the books and records of the Company and its consolidated Subsidiaries in all material respects, (B) will be prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of interim financial statements, for normal and recurring year-end adjustments) and (C) will fairly present in all material respects the consolidated financial position and the consolidated results of operations and cash flows of the Company and its consolidated Subsidiaries, in each case as of the times and for the periods referred to therein. “Future Company SEC Documents” means all forms, reports, schedules, statements and other documents filed with or furnished to the SEC after the date of this Agreement.

Section 4.7                                    Internal Controls; Sarbanes-Oxley Act.

(a)                                  The Company and the Company Subsidiaries have designed and maintained a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting.  Neither the Company’s auditor, nor its chief executive officer or chief financial officer has failed in any respect to make, without qualification, the certifications and attestations required under Section 404 of the Sarbanes-Oxley Act and to the knowledge of the Company, there is no reason to believe that its auditors and its chief executive officer and chief financial officer will not be able to give such certifications and attestations when next due. The Company (i) has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and (ii) has disclosed to the Company’s auditors and the audit committee of the Company Board of Directors (and included summaries of such disclosures in Section 4.7 of the Company Disclosure Schedule) (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. The Company is in compliance in all material respects with all effective provisions of the Sarbanes-Oxley Act.

(b)                                 Neither the Company nor any of the Company Subsidiaries nor, to the Company’s knowledge, any director, officer, auditor, accountant or representative of the Company or any of the Company Subsidiaries has received or otherwise had or obtained knowledge of any substantive complaint, allegation, assertion or claim, whether written or oral, that the Company or any of the Company Subsidiaries has engaged in questionable accounting or auditing practices. No current or former attorney representing the Company or any of the Company Subsidiaries has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the current Company Board of Directors or any committee thereof or to any current director or executive officer of the Company.

(c)                                  To the Company’s knowledge, no employee of the Company or any of the Company Subsidiaries has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable legal requirements of the type described in Section 806 of the Sarbanes-Oxley Act by the Company or any of the Company Subsidiaries.  Neither the Company nor any of the Company Subsidiaries nor, to the knowledge of the Company, any director, officer, employee, contractor, subcontractor or agent of the Company or any such Subsidiary has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company or any of the Company Subsidiaries in the terms and conditions of employment because of any lawful act of such employee described in Section 806 of the Sarbanes-Oxley Act.

(d)                                 The Company is and has been since January 1, 2004 in compliance in all material respects with the provisions of the Sarbanes-Oxley Act applicable to it.

Section 4.8                                    Absence of Certain Changes.

(a)                                  Except as contemplated by this Agreement or in the Company SEC Documents filed prior to the date hereof, since September 30, 2006 (the “Balance Sheet Date”), each of the Company and each Company Subsidiary has conducted its respective business in the ordinary course of business consistent with past practice.

(b)                                 Since the Balance Sheet Date, no fact(s), change(s), event(s), development(s) or circumstances have occurred, arisen, come into existence or become known, which have had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c)                                  Except as set forth in Section 4.8(c) of the Company Disclosure Schedule, since the Balance Sheet Date, neither the Company nor any Company Subsidiary has taken any action that would be prohibited under Section 6.1 of this Agreement.

Section 4.9                                    No Undisclosed Liabilities. Except (a) as reflected or otherwise reserved against on the Financial Statements, (b) for liabilities and obligations incurred since June 30, 2006 in the ordinary course of business, (c) for liabilities and obligations incurred under this Agreement or in connection with the Transactions and (d) for liabilities and obligations incurred under any Company Material Contract other than liabilities or obligations due to material breaches thereunder which have been disclosed in Section 4.9 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has incurred any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, which are required by GAAP to be recognized or disclosed on a consolidated balance sheet of the Company or any Company Subsidiary or in the notes thereto.

Section 4.10                              Litigation. Except as set forth in Section 4.10 of the Company Disclosure Schedule, as of the date hereof, there is no material claim, action, suit, arbitration, investigation, alternative dispute resolution action or any other judicial or administrative proceeding, in law or equity (collectively, a “Legal Proceeding”), pending against (or, to the Company’s knowledge, threatened against or naming as a party thereto), the Company or any Company Subsidiary or to the Company’s knowledge, any executive officer or director of the Company or any Company Subsidiary (in their capacity as such). None of the Company or any Company Subsidiary nor any of their respective properties is subject to any outstanding order, writ, injunction, decree or arbitration ruling or judgment of a Governmental Entity which has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or prevent or materially delay the consummation of the Merger or any of the other Transactions.

Section 4.11                              Employee Benefit Plans; ERISA.

(a)                                  Section 4.11(a) of the Company Disclosure Schedule sets forth a correct and complete list of all material employee benefit plans, programs, agreements or arrangements, including employment, pension, retirement, profit sharing, deferred compensation, stock option, change in control, retention, equity or equity-based compensation, stock purchase, employee stock ownership, severance pay, vacation, bonus or other incentive plans, all medical, vision, dental or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including “employee benefit plans” as that term is defined in Section 3(3) of ERISA, in each case, whether oral or written, funded or unfunded, or insured or self-insured, maintained by the Company or any Company Subsidiary, or to which the Company or any Company Subsidiary contributes or is obligated to contribute thereunder, or with respect to which the Company or any Company Subsidiary has or may have any liability (contingent or otherwise), in each case, for or to any current or former employees, directors or officers of the Company or any Company Subsidiary and/or their dependents (collectively, the “Benefit Plans”). For purposes of this Agreement, the term “plan,” when used with respect to foreign plans, shall mean a “scheme” or other employee benefit program or arrangement in accordance with specific country usage.

(b)                                 All Benefit Plans that are intended to be subject to Code Section 401(a) and any trust agreement that is intended to be tax exempt under Code Section 501(a) have been determined by the Internal Revenue Service to be qualified under Code Section 401(a) and exempt from taxation under Code Section 501(a) or have been established under one or more prototype plans or arrangements for which the IRS has issued to the prototype sponsor favorable determination letter(s) having similar effect and upon which the Company may rely and, to the knowledge of the Company, nothing has occurred that would adversely affect the qualification of any such plan. Except as has not had and would not reasonably be expected to directly or indirectly result in, individually or in the aggregate, a material liability to the Company: (i) each Benefit Plan and any related trust subject to ERISA complies in all material respects with and has been administered in substantial compliance with, (A) the provisions of ERISA, (B) all provisions of the Code, (C) all other applicable Laws, and (D) its terms and the terms of any collective bargaining or collective labor agreements; (ii) neither the Company nor any Company Subsidiary has received any written notice from any Governmental Entity questioning or challenging such compliance; (iii) there are no unresolved claims or disputes under the terms of, or in connection with, the Benefit Plans other than claims for benefits which are payable in the ordinary course; (iv) there has not been any non-exempt “prohibited transaction” (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Benefit Plan; (v) no litigation has been commenced with respect to any Benefit Plan and, to the knowledge of the Company, no such litigation is threatened (other than routine claims for benefits in the normal course); (vi) there are no governmental audits or investigations pending or, to the knowledge of the Company, threatened in connection with any Benefit Plan; and (vii) to the knowledge of the Company, there are not any facts that could give rise to any liability in the event of any governmental audit or investigation.

(c)                                  Except as set forth in Section 4.11(c) of the Company Disclosure Schedule, neither the Company nor any ERISA Affiliate (i) has an “obligation to contribute” (as defined in ERISA Section 4212) to a Benefit Plan that is a “multiemployer plan” (as defined in ERISA Sections 4001(a)(3) and 3(37)(A)) (a “Multiemployer Plan”); (ii) sponsors, maintains or contributes to any plan, program or arrangement that provides for post-retirement or other post-employment welfare benefits (other than health care continuation coverage as required by applicable Law) or (iii) has not at any time incurred, and would not be likely to incur, any “withdrawal liability” (within the meaning of ERISA Section 4201) as the result of a “complete withdrawal” or “partial withdrawal” (as defined in ERISA Section 4203 and 4205, respectively) from any multiemployer plan with respect to which the Company or any ERISA Affiliate has or had an obligation to contribute. Section 4.11(c)(iv) of the Company Disclosure Schedule sets forth the funded status of each Multiemployer Plan based upon information most recently provided to the Company by such plan and the number of employees covered by such plan as of a recent date.

(d)                                 Except for Multiemployer Plans disclosed in Section 4.11(c) of the Company Disclosure Schedule, neither the Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any defined benefit plan (as defined in ERISA Section 3(35)), whether or not subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code (a “Pension Plan”).  In the case of any Pension Plan that is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code, that is not a Multiemployer Plan and that is maintained or sponsored by the Company or an ERISA Affiliate or as to which the Company or any ERISA Affiliate has any obligation to contribute or liability: (i) such Pension Plan has not been completely or partially terminated or been the subject of a material “reportable event” within the meaning of

Section 4043 of ERISA; (ii) no proceeding by the Pension Benefit Guaranty Corporation (“PBGC”) to terminate such Pension Plan is pending or to the knowledge of the Company threatened; (iii) all minimum funding contributions (including required quarterly installments) required under Section 412 of the Code and Section 302(c) of ERISA for all plan years have been paid when due, and there is no waiver of the minimum funding standards in effect; (iv) no liens have been imposed under Section 412(n) of the Code or Section 302(f) of ERISA; (v) neither the Company nor any of its employees or officers have incurred any liability to the PBGC or otherwise under Title IV of ERISA or the Code; and (vi) Section 4.11(d) of the Company Disclosure Schedule sets forth the funded status thereof based on the most recent actuarial valuation. In the case of any Pension Plan that provides payments or benefits primarily to employees outside of the United States and that is a maintained or sponsored by the Company or an ERISA Affiliate or as to which the Company or any ERISA Affiliate has any obligation to contribute or has any liability, other than any governmental plan, scheme or arrangement to which the Company or any ERISA Affiliate is liable only for contributions with respect to its employees, Section 4.11(d) of the Company Disclosure Schedule sets forth the funded status thereof based on the most recent actuarial valuation.

(e)                                  Except as has not had and would not reasonably be expected to directly or indirectly result in, individually or in the aggregate, any penalties or a material liability to the Company, all reports, returns and similar documents with respect to all Benefit Plans required to be filed by the Company or any Company Subsidiary with any Governmental Entity or distributed to any Benefit Plan participant have been duly and timely filed or distributed.

(f)                                    Section 4.11(f) of the Company Disclosure Schedule discloses each Benefit Plan that is an employee welfare benefit plan which is (i) unfunded or self-insured or (ii) funded through a “welfare benefit fund”, as such term is defined in Code Section 419(e) or other funding mechanism.  Except as has not had and would not reasonably be expected to directly or indirectly result in, individually or in the aggregate, a material liability to the Company, each such employee welfare benefit plan may be amended or terminated (including with respect to benefits provided to retirees and other former employees) without liability (other than benefits then payable under such plan without regard to such amendment or termination) to the Company or any Company Subsidiary at any time.  Each of the Company and the Company Subsidiaries complies in all material respects with the applicable requirements of Section 4980B(f) of the Code and any similar state statute with respect to each Benefit Plan that is a group health plan within the meaning of Section 5000(b)(1) of the Code or such state statute.

(g)                                 Except as may be required by applicable Law, or as contemplated under this Agreement, neither the Company nor any Company Subsidiary has any plan or commitment to create any additional Benefit Plans, or to amend or modify any existing Benefit Plan in such a manner as to materially increase the cost of such Benefit Plan to the Company or any Company Subsidiary.

(h)                                 Section 4.11(h) of the Company Disclosure Schedule discloses: (i) each material payment (including any bonus, severance, unemployment compensation, deferred compensation, forgiveness of indebtedness or golden parachute payment) becoming due to any current or former employee of the Company or the Company Subsidiaries under any Benefit Plan because of this Agreement (or the consummation of the Transactions); (ii) any increase in any material respect of any benefit otherwise payable under any Benefit Plan; (iii) any acceleration in any material respect of the time of payment or vesting of any such benefits under any Benefit Plan; or (iv) any material obligation to fund any trust or other arrangement with respect to compensation or benefits under a Benefit Plan in each case caused or triggered by the execution and delivery of this Agreement or the consummation of the Merger or the other Transactions.  No payment or benefit which has been, will or may be made by the Company or any Company Subsidiary with respect to any current or former employee of the Company or the Company Subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the Transactions would fail to be deductible under Section 162(m) of the Code. Except with respect to the individuals set forth in Section 4.11(h) of the Company Disclosure Schedule (the “Primary Executives”), neither this Agreement (or the consummation of the Transactions), alone or together with any other event, nor any other agreement, plan, arrangement or other contract between the Company or any Company Subsidiary and an employee or other service provider that, considered individually or considered collectively with any other such agreements, plans, arrangements or other contracts, could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would be characterized as an “excess parachute payment” within the meaning of Section 280G(b)(1) of the Code.  Section 4.11(h) of the Company Disclosure Schedule sets forth the “base amount” (as such term is defined in Section 280G(b)(3) of the Code) for each Primary Executive, calculated as of the date of this Agreement.

(i)                                     Correct and complete copies have been delivered or made available to Parent by the Company of all material Benefit Plans (including all amendments and attachments thereto); written summaries of any material Benefit Plan not in writing, all related trust documents; all insurance contracts or other funding arrangements to the degree applicable; the most recent annual information filings (Form 5500) and related schedules and annual financial reports for those Benefit Plans (where required); the most recent determination letter from the Internal Revenue Service (where required); all material written agreements and contracts relating to each Benefit Plan, including administrative service agreements and group insurance contracts; and the most recent summary plan descriptions for the Benefit Plans (where required) and in respect of Benefit Plans, the most recent actuarial valuation and any subsequent valuation or funding advice (where required, including draft valuations).

(j)                                     Neither the Company nor any Company Subsidiary has entered into any contract, agreement, arrangement or understanding with any officer or director of the Company or any Company Subsidiary in connection with or in contemplation of the Transactions, except as contemplated by this Agreement or the Transactions.

(k)                                  To the knowledge of the Company, no payment pursuant to any Benefit Plans or other arrangement between the Company or a Company Subsidiary and any “service provider” (as such term is defined in Section 409A of the Code and the United States Treasury Regulations and IRS guidance thereunder), including, without limitation, the grant, vesting or exercise of any stock option, would subject any Person to a tax pursuant to Section 409A of the Code, whether pursuant to the consummation of the Merger, any other Transactions or otherwise.

(l)                                     The Company has provided Parent and Purchaser with a list of individuals who have been granted awards, or to whom the Company intends to grant awards, under the Company Key Employee Retention Program, substantially in the form provided to Parent and Purchaser on or prior to the date hereof (the “Retention Program”).  The maximum dollar amount that may be awarded under the Retention Program in the aggregate is $2,000,000.  No employee covered by an employment agreement or a Company Collective Bargaining Agreement will be eligible for severance payments or benefits under the Company Corporate/Administrative Employees’ Severance Policy, substantially in the form provided to Parent and Purchaser on or prior to the date hereof (the “Severance Policy”).  Nothing in the Severance Policy would require Parent or its subsidiaries to continue the Severance Policy after June 30, 2008.  The Company has provided Parent and Purchaser with the definitions of “good reason” and “cause” that will apply under the Retention Program and the Severance Policy.  Set forth in Section 4.11(l)(iii) of the Company Disclosure Schedule are the threshold, target and maximum amounts payable, in the aggregate and per individual, under each of the World Air Holdings, Inc. Annual Incentive Plan, the North American Airlines Annual Incentive Plan and the World Airways, Inc. Annual Incentive Plan (collectively, the “AIP”).  Payments under the AIP are not required to be paid out, pro rata or otherwise, as a result of the Merger or the other Transactions (alone or in combination with any other event). Nothing in the AIP will prevent Parent or Purchaser from modifying Company performance targets under the AIP in a manner Parent or Purchaser determines to be equitable to reflect the Merger and the other Transactions.

Section 4.12                              Taxes.

(a)                                  The Company and each Company Subsidiary has timely filed with the appropriate Governmental Entity all material Tax Returns required to be filed by them.  All such Tax Returns are complete and accurate in all material respects.  All material Taxes due and owing by any of the Company and each Company Subsidiary on or before the date hereof (whether or not shown on any Tax Returns) have been paid, or both are being contested in good faith and have been reserved for in accordance with GAAP on the Financial Statements.  None of the Company or any Company Subsidiary currently is the beneficiary of any extension of time within which to file any material Tax Return.

(b)                                 The unpaid Taxes of the Company and each Company Subsidiary did not, as of the dates of the Financial Statements, exceed the reserve for Tax liability set forth on the face of the balance sheets contained in such Financial Statements.  Since the date of the most recent Financial Statements, neither the Company nor any of the Company Subsidiaries has incurred any liability for Taxes outside the ordinary course of business or otherwise inconsistent with past practice.

(c)                                  No deficiencies for material Taxes with respect to any of the Company and the Company Subsidiaries have been claimed or proposed in writing or assessed by any Tax authority. Except as set forth in Section 4.12(c) of the Company Disclosure Schedule, there are no pending or threatened audits, assessments or other actions for or relating to any material liability in respect of Taxes of any of the Company or any of the Company Subsidiaries, and there are no matters under discussion with any Tax authority with respect to Taxes that are likely to result in an additional material liability for Taxes with respect to any of the Company or any

Company Subsidiaries. The Company has delivered or made available to Parent complete and accurate copies of all income Tax Returns and other material Tax Returns of each of the Company and the Company Subsidiaries and their predecessors for the years ended December 31, 2004 and December 31, 2005, and complete and accurate copies of all examination reports and statements of deficiencies assessed against or agreed to by any of the Company and the Company Subsidiaries or any predecessors since January 1, 2004, with respect to Taxes of any type. Neither the Company nor any of the Company Subsidiaries nor any predecessor has waived any statute of limitations in respect of material Taxes, agreed to any extension of time with respect to a material Tax assessment or deficiency, or made a request in writing for any such extension or waiver.

(d)                                 There are no Liens for Taxes upon the assets of any of the Company and the Company Subsidiaries (other than with respect to Liens for Taxes (i) not yet due and payable or (ii) being contested in good faith and for which adequate reserves have been established in accordance with GAAP on the Financial Statements).

(e)                                  None of the Company nor any of the Company Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(f)                                    The Company and each Company Subsidiary has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(g)                                 Neither the Company nor any of the Company Subsidiaries has any liability for the Taxes of any other Person (other than the Company and any of the Company Subsidiaries) under Treasury Regulation Section 1.1502–6 (or any similar provision of state, local, or foreign law), as a transferee, by contract, or otherwise.  None of the Company or any of the Company Subsidiaries has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which is the Company).

(h)                                 Except as set forth in Section 4.12(h) of the Company Disclosure Schedule, there are no Tax sharing agreements or similar arrangements (including indemnity arrangements) with respect to or involving any of the Company and the Company Subsidiaries (except for the allocation of Taxes set forth in leases, contracts and commercial agreements entered into in the ordinary course of business), and, after the Closing Date, none of the Company nor any of the Company Subsidiaries shall be bound by any such Tax sharing agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date.

(i)                                     Neither the Company nor any of the Company Subsidiaries has constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock to which Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) applies.

(j)                                     Neither the Company nor any of the Company Subsidiaries (i) has agreed, or is required, to make any adjustment under Section 481(a) of the Code for any period after the

Closing Date by reason of a change in accounting method or otherwise; or (ii) is a shareholder of a “passive foreign investment company” within the meaning of Section 1297 of the Code.

(k)                                  None of the Company nor any of the Company Subsidiaries has entered into any transaction identified as a “reportable transaction” for purposes of Section 6111 of the Code or Treasury Regulation Section 1.6011-4(b)(1), or analogous provisions of any state or local Tax law.

Section 4.13                              Contracts.

(a)                                  Except for this Agreement and as filed as exhibits to the Company SEC Documents filed prior to the date hereof or listed in Section 4.13(a) of the Company Disclosure Schedule, there is no agreement to which the Company or a Company Subsidiary is a party (i) under which any of the benefits to any party will be increased, or the vesting of the benefits to any party will be accelerated, by the occurrence of any of the Transactions, (ii) which, as of the date hereof, (A) is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), or (B) would prohibit or materially delay the consummation of the Merger or any of the other Transactions or (iii) except as listed in Section 4.13(a) of the Company Disclosure Schedule, is a contract of the following type:

(A)                              an aircraft or airport lease or a lease of real property, including any such lease (1) containing any “change of control” or similar provision in the event of, or with respect to, consummation of the Merger or the other Transactions or the execution, delivery or effectiveness of this Agreement or (2) prohibiting or imposing any restrictions on assignment of all or any portion of such lease;

(B)                                any agreement for the purchase of materials, supplies, goods, services, equipment or other assets (other than pursuant to purchase orders made in the ordinary course of business consistent with past practice) with an expected cumulative nondiscounted cash impact on the Company of $5,000,000 or more;

(C)                                any capacity purchase, alliance or similar agreement with another airline or other entity relating to the flying and operation of the Company’s Aircraft for the benefit of such other airline or entity that will not be terminated on or prior to the Effective Time;

(D)                               any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of the Company, including any agreement that (i) grants any severance or termination pay to any director, officer or employee of the Company, (ii) increases compensation, bonus or other benefits payable under any employment, severance or retirement or termination pay policies of the Company or (iii) establishes any new Benefit Plan or modifies any existing Benefit Plan;

(E)                                 an agreement pursuant to which the Company or any of the Company Subsidiaries has agreed not to compete with any Person in any area or to engage in any activity or business, or pursuant to which any benefit or right is required to be given or lost, or any penalty or detriment is incurred, as a result of so competing or engaging;

(F)                                 an agreement to which the Company or any of the Company Subsidiaries is a party providing for exclusivity or any similar requirement or pursuant to which the Company or any of the Company Subsidiaries is restricted in any way, or which after the Effective Time could restrict Parent or the Surviving Corporation in any way, with respect to the operation of their businesses, or pursuant to which any benefit or right is required to be given or lost, or any penalty or detriment is incurred, as a result of noncompliance with any such exclusive or restrictive requirements or which requires the Company or any of the Company Subsidiaries to refrain from granting license or franchise rights to any other Person;

(G)                                an agreement under which the Company or any of the Company Subsidiaries has incurred any indebtedness, other than such agreements of the Company or any of the Company Subsidiaries pursuant to which the aggregate principal amount of indebtedness incurred for all such agreements is less than $100,000;

(H)                               an agreement to which the Company or any of the Company Subsidiaries is a party for any joint venture (whether in partnership, limited liability company or other organizational form) or material alliance or similar arrangement;

(I)                                    an agreement to which the Company or any of the Company Subsidiaries is a party with any Governmental Entity; or

(J)                                   any other agreement that is material to the business of the Company and the Company Subsidiaries.

(b)                                 Each agreement of the type described above in Section 4.13(a), and each Company Collective Bargaining Agreement is referred to herein as a “Company Material Contract”. Each Company Material Contract is valid and binding on the Company and each Company Subsidiary party thereto and, to the Company’s knowledge, each other party thereto, as applicable, and in full force and effect (except that (x) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors’ rights generally and (y) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought), and the Company and each Company Subsidiary has performed in all material respects all obligations required to be performed by it under each Company Material Contract and, to the Company’s knowledge, each other party to each Company Material Contract has performed in all material respects all obligations required to be performed by it under such Company Material Contract, except as would not or would not reasonably be expected to (1) prevent or materially delay the consummation of the Merger or any of the other Transactions or (2) result in, individually or in the aggregate, a Company Material Adverse Effect. None of the Company or any Company Subsidiary knows of, or has received notice of, any violation or default under (or any condition which with the passage of time or the giving of notice would cause such a violation of or default under) any Company Material Contract except for violations or defaults that would not or would not reasonably be expected to (1) prevent or materially delay consummation of the Merger or (2) result in, individually or in the aggregate, a Company Material Adverse Effect.

(c)                                  Except as set forth in Section 4.13(c) of the Company Disclosure Schedule, the Company has delivered or made available to Parent or provided to Parent for review, prior to the execution of this Agreement, true and complete copies of all of the Company Material Contracts required to be disclosed in Section 4.13(a) of the Company Disclosure Schedule which are not filed as exhibits to the Company SEC Documents and the Company Material Contracts required to be disclosed in Section 4.13(a) of the Company Disclosure Schedule or filed as exhibits to the Company SEC Documents are true and complete copies of such contracts.

Section 4.14                              Title to Properties; Encumbrances. The Company and each of the Company Subsidiaries has good title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets except where the failure to have such good title has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; in each case subject to no Liens, except for (a)        Liens reflected in a consolidated balance sheet (or the notes thereto) as of the Balance Sheet Date, (b) Liens consisting of zoning or planning restrictions, easements, permits, restrictions under any Environmental Permit and other restrictions or limitations on the use of real property or irregularities in title thereto, which do not materially impair the value of such properties or the use of such property by the Company or any of the Company Subsidiaries in the operation of its respective business, (c) Liens for current Taxes, assessments or governmental charges or levies on property not yet due and payable and Liens for Taxes that are being contested in good faith by appropriate proceedings and for which an adequate reserve has been provided on the appropriate financial statements, (d) Liens securing the Credit Agreement dated as of March 30, 2006, among World Airways, Inc. and North American Airlines, Inc., as borrowers, the Company and World Airways Parts Company, LLC, as guarantors, and Wachovia Bank, National Association, as agent and lender (the “Bank Facility”), and (e) Liens which would not and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (the foregoing Liens (a)-(d), “Permitted Liens”).  The Company and each of the Company Subsidiaries, as applicable, is the lessee and is in compliance with the terms of all leases to which they are a party in respect of all tangible properties reflected in the Financial Statements or that are material to the business on a consolidated basis, except for such noncompliance as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  All such leases are in full force and effect, and the Company and each of the Company Subsidiaries enjoys peaceful and undisturbed possession under all such leases.

Section 4.15                              Intellectual Property.

(a)                                  The Company and the Company Subsidiaries own or otherwise have all Intellectual Property Rights needed to conduct the business of the Company and the Company Subsidiaries as conducted prior to the Closing Date.

(b)                                 None of the Company or any of the Company Subsidiaries or any of its or their current products or services or other operation of the Company’s or the Company’s Subsidiaries’ business has infringed upon or otherwise violated, or is infringing upon or otherwise violating, in any respect the Intellectual Property Rights of any third party.  No Person or any of such Person’s products or services or other operation of such Person’s business is infringing upon or otherwise violating any Owned Company IP in any material respect.

(c)                                  No action, claim or proceeding alleging infringement, misappropriation, or other violation of any Intellectual Property Right of another Person is pending or, to the knowledge of the Company, has been threatened against Company or the Company Subsidiaries.  Neither the Company nor any of the Company Subsidiaries has received any notice or other communication relating to any actual, alleged, or suspected infringement, misappropriation, or violation of any Intellectual Property Right of another Person by Company or any Company Subsidiary.

Section 4.16                              Labor Matters.

(a)                                  Section 4.16(a) of the Company Disclosure Schedule contains a complete and accurate list of each collective bargaining or other labor union or foreign work council contract (including amendments thereto) applicable to Persons employed by the Company or any of the Company Subsidiaries to which the Company or any of the Company Subsidiaries is a party (each a “Company Collective Bargaining Agreement”).  The Company has made available to Parent a true and complete copy of each such Company Collective Bargaining Agreement.  Except as set forth in Section 4.16(a) of the Company Disclosure Schedule, (i) no Company Collective Bargaining Agreement is being negotiated by the Company or any of the Company Subsidiaries or will be subject to negotiation prior to the Effective Time, (ii) there is no strike, labor dispute, slowdown, lockout or work stoppage against the Company or any of the Company Subsidiaries pending or, to the knowledge of the Company, threatened with respect to any employee of the Company or any Company Subsidiary, (iii) to the knowledge of the Company, none of the Company or any Company Subsidiary has committed any material unfair labor practice in connection with the operation of the respective businesses of the Company and the Company Subsidiaries, (iv) no labor union, labor organization or group of employees of the Company or any of the Company Subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed with any labor relations tribunal or authority, (v) to the Company’s knowledge, there are no labor union organizing activities pending or threatened with respect to any employees of the Company or any of the Company Subsidiaries, (vi) there are no arbitrations, written grievances or written complaints outstanding or, to the Company’s knowledge, threatened against the Company or any of the Company Subsidiaries under any Company Collective Bargaining Agreement, except for such matters as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect, (vii) neither the Company nor any of the Company Subsidiaries is in receipt of written notice of any material statutory disputes or unfair labor practice charges and (viii) there is no complaint for violation of the Railway Labor Act, 45 U.S.C. § 8, as amended, against the Company or any Company Subsidiary pending before any Governmental Entity.

(b)                                 The Company and the Company Subsidiaries have complied with the provisions of all Company Collective Bargaining Agreements and all applicable Laws, rules and regulations with respect to employment, employment practices, and terms, conditions and classification of employment (including applicable Laws, rules and regulations regarding wage and hour requirements, immigration status, discrimination in employment, employee health and safety, and the Workers’ Adjustment and Retraining Notification Act), except for such noncompliance as has not had and would not reasonably be expected to directly or indirectly result in, individually or in the aggregate a material liability to the Company.

Section 4.17                              Compliance with Laws; Permits.

(a)                                  The Company and each Company Subsidiary have complied and are in compliance with all laws, rules and regulations, ordinances, judgments, decrees, orders, writs and injunctions of all federal, state, local and foreign governments and agencies thereof (collectively “Laws”), which affect the business, properties or assets of the Company and each Company Subsidiary, any applicable operating certificates, common carrier obligations, airworthiness directives (“ADs”), Federal Aviation Regulations (“FARs”) or any other rules, regulations, directives or policies of the Federal Aviation Administration (the “FAA”), the Department of Transportation (the “DOT”), the Federal Communications Commission (the “FCC”), the Department of Defense (the “DOD”), the Department of Homeland Security (the “DHS”), the Federal Transportation Safety Administration (the “TSA”), the Air Transportation Stabilization Board (“ATSB”) or any other Governmental Entity, except for instances of possible noncompliance that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  No notice, charge or assertion has been received by the Company or any Company Subsidiary or threatened against the Company or any Company Subsidiary alleging any violation of any of the foregoing, except for instances of possible noncompliance that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  All licenses, authorizations, consents, permits, and approvals required under such Laws are in full force and effect except where the failure to be in full force and effect have not had and would not reasonably be expected to have a Company Material Adverse Effect.  No material investigation or review or civil penalty claims by the FAA, the TSA, any customs agency or any other Governmental Entity with respect to the Company or any of the Company Subsidiaries is pending or, to the Company’s knowledge, threatened, nor has the FAA, the TSA, any customs agency or any other Governmental Entity indicated an intention to conduct the same.

(b)                                 The Company and each Company Subsidiary is in possession of all authorizations, licenses, permits, Environmental Permits, certificates, approvals and clearances of any Governmental Entity necessary for the Company and each Company Subsidiary to own, lease and operate its properties or to carry on their respective businesses substantially in the manner described in the Company SEC Documents filed prior to the date hereof and substantially as it is being conducted as of the date hereof (the “Company Permits”), and all such Company Permits are valid, and in full force and effect, except where the failure to have, or the suspension or cancellation of, or failure to be valid or in full force and effect of, any of the Company Permits would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  There is not pending or, to the Company’s knowledge, threatened before the FAA, DOT or any other Governmental Entity any material proceeding, notice of violation, order of forfeiture or complaint or investigation against the Company or any of the Company Subsidiaries relating to any of the Company Permits, except for any of the foregoing that have not resulted in and would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.  The actions of the applicable Governmental Entities granting all Company Permits have not been reversed, stayed, enjoined, annulled or suspended, and there is not pending or, to the Company’s knowledge, threatened, any application, petition, objection or other pleading with the FAA, DOT or any other Governmental Entity which challenges or questions the validity of or any rights of the holder under any Company Permit, except, for any of the foregoing that have not resulted in and would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect. Since the Balance Sheet Date, neither the Company nor any Company Subsidiary has failed to comply with or pass any inspection performed by the FAA, the DOD, the DOT or any other Governmental Entity where such failure to comply or pass any such inspection has adversely affected or would reasonably be expected to adversely affect the eligibility of the Company or any Company Subsidiary to undertake any aircraft missions.

(c)                                  None of the Company or any of the Company Subsidiaries, nor to the knowledge of the Company, any of their respective directors, officers, agents, employees or representatives (in each case acting in their capacities as such) has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) directly or indirectly paid or delivered any fee, commission or other sum of money or item of property, however characterized, to any finder, agent or other party acting on behalf of or under the auspices of a governmental official or Governmental Entity, in the United States or any other country, that was illegal under any applicable Law, (iii) made any payment to any customer or supplier, or to any officer, director, partner, employee or agent of any such customer or supplier, for the unlawful sharing of fees to any such customer or supplier or any such officer, director, partner, employee or agent for the unlawful rebating of charges, (iv) engaged in any other unlawful reciprocal practice, or made any other unlawful payment or given any other unlawful consideration to any such customer or supplier or any such officer, director, partner, employee or agent, or (v) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended, except, in the case of clauses (i) through (v) above, for such payments, violations, conduct or other practices that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.18                              Information in the Proxy Statement. The proxy statement (the “Proxy Statement”) (and any amendment thereof or supplement thereto), at the date mailed to the Company’s stockholders and at the time of any meeting of Company stockholders to be held in connection with the Merger or at the date of any amendment thereof or supplements thereto, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to statements made therein based on information supplied by Parent or Purchaser expressly for inclusion in the Proxy Statement.  The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

Section 4.19                              Opinion of Financial Advisor. The Company has received the written opinion of Friedman, Billings, Ramsey & Co., Inc. (the “Company Financial Advisor”) dated April 4, 2007, to the effect that, as of such date, the Merger Consideration to be received by the holders of the Shares pursuant to this Agreement is fair to such stockholders from a financial point of view, and such opinion has not been modified or withdrawn.

Section 4.20                              Insurance. The Company maintains insurance coverage with insurers, or maintains self-insurance practices, in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to that of the Company and the Company Subsidiaries.  All such policies are in full force and effect, all premiums due and payable have been paid, and no written notice of cancellation or termination or possible cancellation or termination has been received with respect to any such policy.  Neither the Company nor any Company Subsidiary is in material breach or default, and neither the Company nor any Company Subsidiary has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or material modification of any such insurance policies.  Neither this Agreement nor the consummation of the Transactions will cause the revocation, cancellation or termination of any such insurance policy.

Section 4.21                              Environmental Laws and Regulations. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) Hazardous Materials have not been generated, used, treated or stored on, transported to or from or disposed of on, any Company Property, except in the ordinary course of the Company’s business and in accordance with applicable Environmental Laws and Environmental Permits, (ii) no Release of any Hazardous Material on any Company Property has occurred; (iii) the Company and each of the Company Subsidiaries are in compliance with all applicable Environmental Laws and the requirements of any Environmental Permits, and

(iv)                              there are no past, pending or, to the Company’s knowledge, threatened Environmental Claims against the Company or any of the Company Subsidiaries or any Company Property.

Section 4.22                              Brokers; Expenses.

(a)                                  Except for the Company Financial Advisor, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger based upon arrangements made by or on behalf of Company.

(b)                                 True and correct copies of all agreements between the Company and the Company Financial Advisor concerning this Agreement and the Transactions, including, without limitation, any fee arrangements, have been made available to Parent, except to the extent such agreements have been redacted with respect to pricing incentive thresholds.

Section 4.23                              Takeover Statutes. The Company Board of Directors and the Company have taken all action necessary to render inapplicable to the Transactions each and every state takeover statute or similar statute or regulation that applies to the Company with respect to this Agreement, the Merger or any other Transaction, including the restrictions on “business combinations” set forth in Section 203 of the DGCL.

Section 4.24                              Aircraft.

(a)                                  Section 4.24(a) of the Company Disclosure Schedule sets forth a true and complete list of all aircraft owned or leased by the Company or any Company Subsidiaries as of the date hereof (the “Company Aircraft”), including a description of the type and aircraft number of each such Company Aircraft and the date the Company placed such Company Aircraft in service or proposes to place such Company Aircraft in service.  All Company Aircraft owned or leased by the Company or any Company Subsidiaries are in airworthy condition and are being maintained according to applicable FAA regulatory standards and the FAA-approved maintenance program of the Company and the Company Subsidiaries.  The Company and the Company Subsidiaries have implemented maintenance schedules with respect to their respective Company Aircraft and engines that, if complied with, would result in the satisfaction of all requirements under all applicable ADs and FARs required to be complied with in accordance with the FAA-approved maintenance program of the Company and the Company Subsidiaries, and the Company and the Company Subsidiaries are in compliance with such maintenance schedules in all material respects and currently have no reason to believe that they will not satisfy any component of such maintenance schedules on or prior to the dates specified in such maintenance schedules.

(b)                                 Section 4.24(b) of the Company Disclosure Schedule sets forth a true and complete list, as of the date hereof, containing all contracts (other than existing aircraft leases) pursuant to which the Company or any of the Company Subsidiaries may purchase or lease aircraft, including the manufacturer and model of all aircraft subject to each such contract.  The Company has delivered or made available to Purchaser true and complete copies of all such contracts listed on Section 4.24(b) of the Company Disclosure Schedule, including all amendments thereto.

(c)                                  Each Company Aircraft has a validly issued, current individual aircraft FAA Certificate of Airworthiness with respect to such Company Aircraft which satisfies all requirements for the effectiveness of such FAA Certificate of Airworthiness.

(d)                                 Each Company Aircraft’s structure, systems and components are functioning in accordance with its intended use as set forth in FAA-approved documentation,

including any applicable manuals, technical standard orders or parts manufacturing approval certificates.

(e)                                  All deferred maintenance items and temporary repairs with respect to each such Company Aircraft have been or will be made materially in accordance with FAA, manufacturer’s and the Company’s maintenance programs.

(f)                                    Each Company Aircraft is properly registered on the FAA aircraft registry.

(g)                                 Neither the Company nor any Company Subsidiary is a party to any interchange or pooling agreements with respect to the Company Aircraft.

(h)                                 No Company Aircraft is subleased to or otherwise in the possession of another air carrier or another Person other than the Company or any of the Company Subsidiaries, to operate such Company Aircraft in air transportation or otherwise.

Section 4.25                              U.S. Citizen; Air Carrier. The Company’s two primary operating subsidiaries, World Airways, Inc. and North American Airlines, Inc., are each (i) a “citizen of the United States” as defined in the Federal Aviation Act (49 U.S.C § 40102(15)), (ii) an “air carrier” within the meaning of the Federal Aviation Act (49 U.S.C. § 40102(2)) and (iii) holding a certificate of public convenience and necessity issued by the DOT and (iv) operating under an Air Carrier Certificate issued pursuant to the Federal Aviation Act (49 U.S.C. §§ 41101-41112).

Section 4.26                              Affiliate Transactions. No affiliate of the Company or the Company Subsidiaries is, or is an affiliate of a Person that is, a party to any agreement with or binding upon the Company or the Company Subsidiaries or any of their respective properties or assets or has any material interest in any material property owned by the Company or the Company Subsidiaries or has engaged in any material transaction with any of the foregoing within the last twelve months preceding the date of this Agreement.

Section 4.27                              AMC Agreements; Reliability and Violations Thresholds.

(a)                                  The Company, through its wholly owned subsidiaries, World Airways, Inc. and North American Airlines, Inc., are designated Civil Reserve Air Fleet (“CRAF”) participants.  The Company and the applicable Company Subsidiaries have complied in all material respects with (i) the requirements of the United States Air Force’s Air Mobility Command (“AMC”) agreements (the “AMC Agreements”) and (ii) the Alliance team (“Alliance Team”) teaming arrangements and agreements (the “Alliance Agreements”).  Neither the Company nor any of the Company Subsidiaries has received any notice from the DOD or any other applicable Governmental Entity of any proposed termination of their respective CRAF participant designations or of any proposed termination of any of the AMC Agreements pursuant to which the Company and the Company Subsidiaries currently provide air transport services to the AMC.

(b)                                 Since the Balance Sheet Date, neither the Company nor any Company Subsidiary knows of, or has received notice of, any violation of (or condition which with the passage of time or the giving of notice would cause such a violation of) any “Reliability and

Violations threshold” established by the AMC that has resulted in or would reasonably be expected to result in the Company or any Company Subsidiary obtaining “last use” status.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

OF PARENT AND PURCHASER

Parent and Purchaser represent and warrant to the Company as follows:

Section 5.1                                    Organization. Each of Parent and Purchaser is a corporation or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the laws of the jurisdiction in which it is organized and has the requisite corporate or other power, as the case may be, and authority to conduct its business as now being conducted, except, for those jurisdictions where the failure to be so organized, existing or in good standing, individually or in the aggregate, would not and would reasonably be expected to impair in any material respect the ability of each of Parent and Purchaser, as the case may be, to perform its obligations under this Agreement or prevent or materially delay the consummation of the Transactions.

Section 5.2                                    Authorization; Validity of Agreement; Necessary Action. Each of Parent and Purchaser has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the Transactions.  The execution, delivery and performance by Parent and Purchaser of this Agreement and the consummation of the Transactions have been duly authorized by all necessary corporate action on the part of Parent and Purchaser.  This Agreement has been duly executed and delivered by Parent and Purchaser and, assuming due and valid authorization, execution and delivery hereof by the Company, is the valid and binding obligation of each of Parent and Purchaser enforceable against each of them in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 5.3                                    Consents and Approvals; No Violations. None of the execution, delivery or performance of this Agreement by the Parent and Purchaser, the consummation by the Parent and Purchaser of the Transactions or compliance by the Parent or Purchaser with any of the provisions of this Agreement will (i) violate or conflict with or result in any breach of any provision of the organizational documents of Parent or Purchaser, (ii) require any filing by the Parent or Purchaser with, or the permit, authorization, consent or approval of, any Governmental Entity (except for (A) compliance with any applicable requirements of the Exchange Act, (B) any filings as may be required under the DGCL in connection with the Merger, including the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (C) filings, notices, permits, authorizations, consents and approvals as may be required under (1) the HSR Act, and (2) Required Governmental Approvals, and (D) the filing with the SEC of the Proxy Statement, or (iii) conflict with or violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent or Purchaser, any of their Subsidiaries, or any of their properties or assets, except in the case of clause (i) or (ii) such violations, breaches or defaults which would not or would not reasonably be expected to, individually or in the aggregate, impair in any material respect the ability of each Parent or Purchaser to perform its obligations under this Agreement, as the case may be, or prevent the consummation of the Transactions on a timely basis.

Section 5.4                                    Litigation. As of the date hereof, there is no claim, action, suit, arbitration, alternative dispute resolution action or any other judicial or administrative proceeding pending against (or, to the knowledge of Parent, threatened against or naming as a party thereto) Parent or any of its Subsidiaries, nor, to the knowledge of Parent, is there any investigation pending or threatened against Parent or any of its Subsidiaries, and none of Parent, any of its Subsidiaries, or any of their respective properties is subject to any outstanding order, writ, injunction or decree, in each case, which would, individually or in the aggregate, impair in any material respect the ability of each of Parent and Purchaser to perform its obligations under this Agreement, as the case may be, or prevent the consummation of any of the Transactions.

Section 5.5                                    Information in the Proxy Statement. None of the information supplied by Parent or Purchaser in writing expressly for inclusion or incorporation by reference in the Proxy Statement (or any amendment thereof or supplement thereto) will, at the date mailed to stockholders or at the time of the meeting of stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading.

Section 5.6                                    Ownership of Company Capital Stock. Neither Parent nor Purchaser is, nor at any time during the last three (3) years has it been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL (other than as contemplated by this Agreement).

Section 5.7                                    Available Funds. The financing of the Merger contemplated hereby (the “Financing”) will consist of debt financing provided by J.P. Morgan Securities Inc. and JPMorgan Chase Bank, N.A. (together, “JPMorgan”) and other available financing sources.  Parent has delivered to the Company a true and complete copy of the fully executed commitment letter addressed to Parent and Purchaser pursuant to which JPMorgan has committed to provide certain of the Financing (such agreements, as modified pursuant to Section 7.12, the “Financing Commitment”).  As of the date of this Agreement, the Financing Commitment is in full force and effect and is a legal, valid and binding obligation of JPMorgan, and the Financing Commitment thereunder has not been withdrawn or terminated.  The Financing Commitment has not been amended, supplemented or otherwise modified in any respect, except, in each case, as permitted by Section 7.12. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent or Purchaser under any term of the Financing Commitment.  Assuming the satisfaction of the conditions set forth in Article VIII, (i) neither Parent nor Purchaser has any reason to believe that it will not be able to satisfy on a timely basis any term or condition of closing to be satisfied by it or its affiliates set forth in the Financing Commitment and (ii) neither Parent nor Purchaser has any reason to believe, as of the date of this Agreement, that any portion of the Financing to be made thereunder will otherwise not be available to Parent or Purchaser or the Surviving Corporation on a timely basis to fund the Merger upon the terms contemplated by this Agreement and the Financing Commitment.  Assuming the satisfaction of the conditions set forth in Article VIII, the Financing, when funded in accordance with the Financing Commitment and any other commitments from available financing sources, will provide the Purchaser and the Surviving Corporation, as applicable, with funds sufficient to satisfy all of their obligations under this Agreement, including the payment of the Merger Consideration and all associated costs and expenses.

Section 5.8                                    U.S. Citizen. Each of Parent and Purchaser and any parent company or controlling shareholder of Parent and Purchaser is a “citizen of the United States” as defined in the Federal Aviation Act (49 U.S.C. § 20101(15)).

ARTICLE VI

CONDUCT OF BUSINESS PENDING THE MERGER

Section 6.1                                    Interim Operations of the Company. Except as set forth in Section 6.1 of the Company Disclosure Schedule, as required pursuant to this Agreement or as agreed in writing by Parent, from the date hereof until the earlier of (A) the valid termination of this Agreement in accordance with Article IX hereto and (B) the Effective Time, the Company shall, and shall cause the Company Subsidiaries to, (i) conduct their businesses in all material respects in the ordinary course consistent with past practice, (ii) use commercially reasonable efforts to preserve intact their present business organizations, (iii) use commercially reasonable efforts to maintain satisfactory relations with and keep available the services of their current officers and other key employees, (iv) maintain in effect all material foreign, federal, state and local licenses, approvals and authorizations, including all material licenses and permits that are required for the Company or any Company Subsidiary to carry on its business, (v) use commercially reasonable efforts to preserve existing relationships and goodwill with Governmental Entities, customers, lenders, suppliers, distributors, lessors, employees, business associates, alliance team members and joint venture partners and others having business relationships with the Company and the Company Subsidiaries and (vi) refrain from knowingly taking or permitting any Company Subsidiary to take any action the result of which would or would reasonably be expected to result in any of the closing conditions set forth in Article VIII hereof not being satisfied.  Without limiting the generality of the foregoing, except as set forth in Section 6.1 of the Company Disclosure Schedule, as required pursuant to this Agreement or as agreed in writing by Parent, from the date hereof until the earlier of (x) the valid termination of this Agreement in accordance with Article IX hereto and (y) the Effective Date, the Company shall not, nor shall it permit any Company Subsidiary to:

(a)                                  amend the Company Governing Documents or equivalent documents of any Company Subsidiary or amend the terms of any outstanding security of the Company or any Company Subsidiary;

(b)                                 split, combine, subdivide or reclassify any shares of capital stock of the Company or any Company Subsidiary, other than any such transaction by a Company Subsidiary that remains a Company Subsidiary after consummation of such transaction, in the ordinary course of business consistent with past practice;

(c)                                  declare, set aside or pay any dividend or other distribution payable in cash, stock or property (or any combination thereof) with respect to the Company’s capital stock;

(d)                                 redeem, purchase or otherwise acquire, or offer to redeem, purchase or otherwise acquire, any Equity Interests, except (i) for the acceptance of previously owned Shares in payment of all or a portion of the exercise price delivered by one or more optionees in the course of exercising all or portions of any Company Options, and (ii) for the withholding of otherwise deliverable Shares in the course of effecting one or more optionees’ tax withholding elections pursuant to the exercise of all or portions of any Company Options;

(e)                                  issue, sell, pledge, deliver, transfer, dispose of or encumber any shares of, or securities convertible into or exchangeable for, or grant any Company Options, Restricted Stock or Warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class, or grant to any Person any right the value of which is based on the value of Shares or other capital stock, other than (i) the issuance of Shares reserved for issuance on the date hereof pursuant to the exercise of the Company Options disclosed in Section 4.2(b) of the Company Disclosure Schedule and outstanding on the date hereof or (ii) the issuance of shares of capital stock of the Company upon the exercise of Warrants;

(f)                                    acquire (i) any Person (whether pursuant to merger, stock or asset purchase or otherwise) in one transaction or any series of related transactions or (ii) any equity interests in any Person or any business or division of any Person or any assets of any Person (or business or division thereof);

(g)                                 transfer, lease, license, sell, mortgage, pledge, dispose of, or encumber any assets or properties of the Company or any of the Company Subsidiaries having an aggregate value of more than $2,000,000;

(h)                                 (i) incur or assume any long-term or short-term indebtedness except (A) short-term indebtedness made in the ordinary course of business consistent with past practice not to exceed $1,000,000 in the aggregate or (B) additional indebtedness under existing debt facilities or like replacement debt facilities for short-term working capital purposes not to exceed $5,000,000 outstanding at any time; (ii) issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any Company Subsidiaries, (iii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, other than with respect to Company Subsidiaries in the ordinary course of business consistent with past practice or (iv) make any loans, advances or capital contributions to, or investments in, any other Person, other than loans, advances or capital contributions to, or investments in, wholly owned Company Subsidiaries made in the ordinary course of business consistent with past practice;

(i)                                     other than as required by applicable Law or the terms of this Agreement or any agreement existing on the date hereof make any change in, or accelerate the vesting of, the compensation or benefits payable or to become payable to, or grant any severance or termination pay to, any of its officers, directors, employees, agents or consultants or enter into or amend any employment, consulting, severance, retention, change in control, termination pay, collective bargaining or other agreement or any equity based compensation, pension, deferred compensation, welfare benefits or other employee benefit plan or arrangement, or make any loans to any of its officers, directors, employees, affiliates or agents or consultants make any change in its existing borrowing or lending arrangements for or on behalf of any of such Persons pursuant to a Benefit Plan or otherwise take any action to fund or in any other way secure the payment of compensation or benefits under any Benefit Plan, take any action to accelerate the time of payment or vesting of any compensation or benefits under any Benefit Plan or make any material determination under any Benefit Plan, with respect to such determination, that is inconsistent with the ordinary course of business or past practice or that would result in a material liability to the Company; other than (i) by permitting the acceleration of any Company Options or Restricted Stock pursuant to the terms of agreements in existence on the date hereof which provide for such acceleration or (ii) as otherwise provided in Section 3.4 of this Agreement or Section 6.1 of the Company Disclosure Schedule;

(j)                                     announce, implement or effect any material reduction in labor force, lay off, early retirement program, severance program or other program or effort concerning the termination of employment of employees of the Company or any Company Subsidiary other than routine employee terminations;

(k)                                  incur any capital expenditures or any obligations or liabilities in respect thereof, in excess of the aggregate of those contemplated in the capital expenditures budgets for the Company and the Company Subsidiaries previously made available to Parent and summarized in Section 6.1(k) of the Company Disclosure Schedule; provided that in respect of capital expenditures for which budgeted amounts are contemplated in the capital expenditures budgets to exceed $500,000, neither the Company nor the Company Subsidiaries shall incur capital expenditures or any obligations or liabilities in respect thereof in excess of such budgeted amounts without the prior written consent of Parent;

(l)                                     enter into any agreement or arrangement that limits or otherwise restricts the Company, any Company Subsidiary, or upon completion of the Transactions, Parent or its Subsidiaries or any successor thereto from engaging or competing in any line of business or in any location;

(m)                               except as disclosed in Section 6.1(m) of the Company Disclosure Schedule, amend, modify, extend or terminate any Company Material Contract, including any Company Collective Bargaining Agreement, or otherwise waive, release or assign any rights, claims or benefits thereunder, or enter into any contract that, if existing on the date hereof, would be deemed to be a Company Material Contract, including any such contract that would be deemed to be a Company Collective Bargaining Agreement; provided, however, this Agreement shall not prohibit the Company or any of the Company Subsidiaries from entering into aircraft leases after the date hereof with the prior agreement of Parent (it being understood that Parent has or will agree to the entering into of the letters of intent with respect to such aircraft leases as are referred to in Section 6.1(m) of the Company Disclosure Schedule);

(n)                                 settle, pay or discharge any claims, litigation, investigation or arbitration, in each case made or pending against the Company, any of the Company Subsidiaries or any of their officers and directors in their capacities as such, other than the settlement, payment or discharge of claims, litigation, investigations or arbitrations in the ordinary course of business consistent with past practice;

(o)                                 fail to maintain insurance at levels comparable to current levels or in a manner consistent with past practice or otherwise permit any material insurance policy naming it as a beneficiary or a loss payee to be cancelled or terminated without reasonable prior notice to Purchaser;

(p)                                 change any of the accounting methods used by it, except for such changes required by GAAP or Regulation S-X promulgated under the Exchange Act, as concurred in by its independent registered public accountants;

(q)                                 revalue any of its material assets, including writing down the value of inventory or writing down notes or accounts receivable, other than as may be required by GAAP or applicable Law;

(r)                                    make or change any material Tax election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Returns, enter into any closing agreement with respect to material Taxes, settle or consent to any material Tax Claim, take any affirmative action to surrender any right to claim a refund of Taxes, or consent to any extension or waiver of the limitation period applicable to any Tax Claim;

(s)                                  adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company (other than the Merger);

(t)                                    take any action which would, directly or indirectly, restrict or impair the ability of Purchaser to vote, or otherwise to exercise the rights and receive the benefits of a stockholder with respect to, securities of the Company or any Company Subsidiary acquired or controlled or to be acquired or controlled by Parent or Purchaser;

(u)                                 except as required by applicable Law, convene any regular or special meeting (or any adjournment or postponement thereof) of the stockholders of the Company other than the Special Meeting;

(v)                                 fail to continue, in respect of all Company Aircraft, all material maintenance programs consistent with past practice (except as required or permitted by applicable Law), including using reasonable best efforts to keep all such Company Aircraft in such condition as may be necessary to enable the airworthiness certification of such Company Aircraft under the FAA to be maintained in good standing at all times;

(w)                               decrease or defer in any material respect the level of training provided to the employees of the Company or any of the Company Subsidiaries or the level of cost expended in connection therewith prior to the date hereof;

(x)                                   fail to keep in effect any governmental route authority used by the Company or any Company Subsidiary as of the date of this Agreement, provided that the restrictions set forth in this Section 6.1(x) shall not apply to any such failure if such failure occurs in the ordinary course of business consistent with past practice;

(y)                                 make any material changes to any flight routes flown by the Company or any Company Subsidiary as of the date hereof; and

(z)                                   enter into any written agreement, contract, commitment or arrangement to do any of the foregoing, or otherwise authorize in writing or take any action in furtherance of any of the foregoing.

Section 6.2                                    No Solicitation; Unsolicited Proposals.

(a)                                  From the date of this Agreement until the Effective Time or, if earlier, the valid termination of this Agreement in accordance with its terms, the Company shall not, shall cause all of the Company Subsidiaries and the Company’s and such Company Subsidiaries’ respective officers and directors not to, and shall not authorize or permit its non-officer employees, investment bankers, attorneys, accountants, consultants or other agents or representatives (collectively, “Representatives”) to, directly or indirectly, (i) solicit, initiate, knowingly encourage or facilitate (including by way of furnishing non-public information), any inquiries or the making or submission of, or any inquiry, offer, proposal or indication of interest that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (ii) participate or engage in any discussions or negotiations with, or disclose or provide any non-public information or data relating to the Company or any Company Subsidiary or afford access to the properties, assets, books or records or employees of the Company or any Company Subsidiary to, any Person, or “group” (as defined under Section 13(d) of the Exchange Act ) other than Parent and its Subsidiaries and Representatives (any such Person or “group” and its Representatives (excluding the Company’s and Parent’s Representatives in their capacity as such), a “Third Party”) relating to an Acquisition Proposal, (iii) facilitate any effort or attempt to make or implement an Acquisition Proposal, (iv) accept, approve, endorse or recommend an Acquisition Proposal, or (v) enter into any agreement, arrangement, undertaking, contract, commitment or understanding (including any agreement in principle or letter of intent or understanding) with respect to or contemplating an Acquisition Proposal or enter into any agreement, arrangement, undertaking, contract, commitment or understanding requiring the Company to abandon, terminate or fail to consummate the Transactions.  The Company shall, and shall cause the Company Subsidiaries and the Company’s and such Company Subsidiaries’ respective Representatives to, immediately cease and terminate any existing solicitation, encouragement, activity, discussion or negotiation with any Third Party heretofore conducted by the Company, the Company Subsidiaries or their respective Representatives with respect to an Acquisition Proposal or Acquisition Transaction.

(b)                                 Notwithstanding the restrictions set forth in Section 6.2(a), if, at any time prior to the Effective Time, (i) the Company receives an unsolicited bona fide written Acquisition Proposal from a Third Party and under circumstances in which the Company, the Company Subsidiaries and their Representatives have complied with the Company’s obligations under Section 6.2(a) and (ii) the Company Board of Directors determines in good faith (after consultation with its financial advisor and outside legal counsel and receipt of a supporting written opinion of such financial advisor or outside legal counsel) (such consultation with a financial advisor and outside legal counsel and receipt of a supporting written opinion from such financial advisor or outside legal counsel, “After Consultation”) that (A) such Acquisition Proposal is, or is reasonably likely to lead to, a Superior Proposal and (B) the failure to take any such action would be a breach of its fiduciary duties to the Company’s stockholders under applicable Law, the Company may, subject to its giving Parent at least forty-eight 48 hours prior written notice (which notice shall contain the identity of such Third Party, a copy of the written Acquisition Proposal, a description of any other material terms pertinent thereto and a statement to the effect that the Company Board of Directors has made the determination required by this Section 6.2(b) and the Company intends to furnish non-public information to, or enter into discussions or negotiations with, such Third Party), (x) furnish information with respect to the Company and Company Subsidiaries to such Third Party pursuant to a customary confidentiality agreement no less restrictive than the confidentiality agreement between MatlinPatterson Global Advisors LLC and the Company dated January 9, 2007 (the “Confidentiality Agreement”) and provided that the Company promptly provides to Parent any non-public information that is provided to such Third Party and not previously provided to Parent, and (y) participate in discussions or negotiations with such Third Party regarding such Acquisition Proposal (including by requesting that such Third Party amend the terms of such Acquisition Proposal so that it may be a Superior Proposal).

(c)                                  In addition to any prior notice obligations contained in Section 6.2(b), the Company shall as promptly as practicable (and in any event within twenty-four (24) hours) notify Parent of any Acquisition Proposal that the Company receives or of any request for information or inquiry that the Company receives which relates to or would reasonably be expected to lead to an Acquisition Proposal, which notification shall include, (i) the applicable written Acquisition Proposal, request or inquiry (or, if oral, the material terms and conditions of such Acquisition Proposal, request or inquiry), and (ii) the identity of the Person making such Acquisition Proposal, request or inquiry.  The Company shall keep Parent informed on a reasonably current basis (but in any event within twenty-four (24) hours) of the status and material terms and conditions (including all amendments or proposed amendments) of any such Acquisition Proposal, request or inquiry.  The Company shall provide Parent with at least forty eight (48) hours prior notice of a meeting of the Company Board of Directors (or such lesser notice as is provided to the members of the Company Board of Directors) at which the Company Board of Directors is reasonably expected to consider an Acquisition Proposal.

(d)                                 Nothing contained in this Agreement shall prohibit the Company from (i)issuing a “stop-look-and listen communication” pursuant to Rule 14d-9(f) or taking and disclosing to its stockholders a position as required by Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act or (ii) otherwise disclosing any information to its stockholders that the Company Board of Directors determines in good faith (after consultation with its outside legal counsel) it is required to disclose in order to not breach its fiduciary duties to the Company’s stockholders under applicable Law, subject to compliance with the requirements of Sections 6.2(a), (b), and (c) and Section 6.3; provided that (x) any disclosure that is limited to describing the existence and terms of an Acquisition Proposal shall not be deemed to result in a Company Recommendation Change so long as the Company Board of Directors expressly reaffirms in such disclosure its recommendation regarding the Merger and (y) the Company shall provide Parent with no less than one business day notice of and a reasonable opportunity to review and comment on such disclosure prior to any such disclosure being disseminated and shall give good faith consideration to any comments made by Parent with respect to such disclosure.

Section 6.3                                    Board Recommendation.

(a)                                  As promptly as possible after resolving comments, if any, of the SEC with respect to the Proxy Statement, the Company Board, in accordance with the Bylaws of the Company and applicable Law, shall duly call, give notice of, convene and hold a special meeting of its stockholders (the “Special Meeting”) solely for the purpose of adopting this Agreement.

(b)                                 Subject to the terms of Section 6.3(c) hereof, the Company Board of Directors shall (i) recommend that the holders of the Shares adopt this Agreement in accordance with the applicable provisions of DGCL (the “Company Recommendation”), and (ii) include the Company Recommendation in the Proxy Statement.

(c)                                  Subject to Section 6.3(d), neither the Company Board of Directors nor any committee thereof shall withdraw, qualify, modify, change or amend in any manner adverse to Parent or Purchaser the Company Recommendation, the approval by the Company Board of Directors of this Agreement and the Transactions, including the Merger (a “Company Change in Recommendation”).

(d)                                 Notwithstanding anything to the contrary set forth in this Agreement, the Company Board of Directors may effect a Company Change in Recommendation at any time prior to the Effective Time, if (i) the Company Board of Directors has received an Acquisition Proposal (that has not been withdrawn) that constitutes a Superior Proposal and such Acquisition Proposal shall not have resulted from a breach or violation of the terms of Section 6.2(a), (ii) the Company Board of Directors determines in good faith (After Consultation and after considering in good faith any counter-offer or proposal made by Parent during the five (5) business day period contemplated by clause (iv) below), that the failure to effect a Company Change in Recommendation in light of such Superior Proposal would be a breach of its fiduciary duties to the Company’s stockholders under applicable Law, (iii) at least five (5) business days prior to such Company Change in Recommendation, the Company shall have provided to Parent a written notice (a “Notice of Recommendation Change”) of its intention to make such Company Change in Recommendation (which notice shall not be deemed to be, in and of itself, a Company Change in Recommendation), specifying the material terms and conditions of such Superior Proposal, including a copy of such Superior Proposal and identifying the Person making such Superior Proposal (it being understood and agreed that any amendment to the financial terms or any other material terms of such Superior Proposal shall require the delivery of a new Notice of Recommendation Change and a new five (5) business day period), (iv) during the five (5) business day period following Parent’s receipt of a Notice of Recommendation Change, the Company shall have given Parent the opportunity to meet with the Company and its Representatives, and at Parent’s request, shall have negotiated in good faith regarding the terms of possible revisions to the terms of this Agreement, and (v) Parent shall not, within five (5) business days of Parent’s receipt of a Notice of Recommendation Change have made an offer that the Company Board of Directors determines in good faith, After Consultation, to be at least as favorable to the Company’s stockholders as such Superior Proposal.

(e)                                  Notwithstanding anything to the contrary in this Section 6.3, the Company shall not be entitled to enter into any agreement (other than a confidentiality agreement as contemplated by Section 6.2(c)), including a letter of intent, with respect to a Superior Proposal unless this Agreement has been or concurrently is validly terminated by its terms pursuant to Section 9.1 and Parent has received, by wire transfer of immediately available funds, any amounts due to Parent pursuant to Section 9.2(b).

Section 6.4                                    Aircraft Leases. The Company shall and shall cause the Company Subsidiaries to consult and coordinate with Parent and Purchaser with respect to the finalization of any documentation relating to the aircraft leases as are described in the proviso contained in Section 6.1(m).

ARTICLE VII

ADDITIONAL AGREEMENTS

Section 7.1                                    Notification of Certain Matters. The Company shall give prompt notice to Parent and Purchaser and Parent and Purchaser shall give prompt notice to the Company, of (a) the occurrence or non-occurrence of any event whose occurrence or non-occurrence, as the case may be, would be likely to cause either (i) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time or (ii) any condition or requirement set forth in Article VIII to be unsatisfied at the Effective Time and (b) any material failure of the Company, Purchaser or Parent, as the case may be, or any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 7.1 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice or the representations or warranties of the parties, or the conditions to the obligations of the parties hereto.

Section 7.2                                    Access; Confidentiality.

(a)                                  From the date of this Agreement until the Effective Time, the Company shall, and shall cause the Company Subsidiaries to, (i) upon reasonable prior notice, give Parent and Purchaser, their officers and a reasonable number of their employees and their authorized representatives, reasonable access during normal business hours to the Company Material Contracts, contracts, books, records, analysis, projections, plans, systems, personnel, commitments, offices and other facilities and properties of the Company and the Company Subsidiaries, (ii) furnish Parent and Purchaser on a timely basis with such financial and operating data and other information with respect to the business, properties and Company Material Contracts of the Company and the Company Subsidiaries as Parent and Purchaser may from time to time reasonably request and use its reasonable best efforts to make available at all reasonable times during normal business hours to the officers, employees, accountants, counsel, financing sources and other representatives of Parent and Purchaser the appropriate individuals (including management personnel, attorneys, accountants and other professionals) for discussion of the Company’s business, properties, prospects and personnel as Parent or Purchaser may reasonably request and (iii) use its and their reasonable best efforts to coordinate with Parent and Purchaser all communications with or to employees regarding the Transactions contemplated by this Agreement and related matters.

(b)                                 The terms of the Confidentiality Agreement shall apply to any information provided to Parent or Purchaser pursuant to Section 7.2(a).

(c)                                  Notwithstanding anything to the contrary set forth herein, the Company shall not be required to provide access to, or to disclose information, where such access or disclosure would jeopardize the attorney-client privilege of the Company or the Company Subsidiaries or contravene any Law or contract entered into prior to the date of this Agreement.

Section 7.3                                    Consents and Approvals.

(a)                                  Each of the Company, Parent and Purchaser shall use its reasonable best efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under any applicable Law or otherwise to consummate and make effective the Transactions as promptly as practicable, (ii) obtain from any Governmental Entities any consents, licenses, permits, waivers, clearances approvals, authorizations or orders required to be obtained or made by Parent, Purchaser or the Company or any of their respective Subsidiaries, or avoid any action or proceeding by any Governmental Entity (including, without limitation, those in connection with the HSR Act and any Required Governmental Approvals), in connection with the authorization, execution and delivery of this Agreement and the consummation of the Transactions, (iii) make or cause to be made the applications or filings required to be made by Parent, Purchaser or the Company or any of their respective Subsidiaries under or with respect to the HSR Act, any Required Governmental Approvals or any other applicable Laws in connection with the authorization, execution and delivery of this Agreement and the consummation of the Transactions, and pay any fees due in connection with such applications or filings, as promptly as is reasonably practicable, (iv) comply at the earliest practicable date with any request under or with respect to the HSR Act, any Required Governmental Approvals and any such other applicable Laws for additional information, documents or other materials received by Parent or the Company or any of their respective Subsidiaries from the Federal Trade Commission or the Department of Justice or any other Governmental Entity in connection with such applications or filings or the Transactions and (v) coordinate and cooperate with, and give due consideration to all reasonable additions, deletions or changes suggested by the other party in connection with, making (A) any filing under or with respect to the HSR Act, any other Required Governmental Approvals or any such other applicable Laws and (B) any filings, conferences or other submissions related to resolving any investigation or other inquiry by any such Governmental Entity.  Each of the Company and Parent shall, and shall cause their respective affiliates to, furnish to the other party all information necessary for any such application or other filing to be made in connection with the Transactions. Each of the Company and Parent shall promptly inform the other of any material communication with, and any proposed understanding, undertaking or agreement with, any Governmental Entity regarding any such application or filing.  If a party hereto intends to independently participate in any meeting with any Governmental Entity in respect of any such filings, investigation or other inquiry, then such party shall give the other party reasonable prior notice of such meeting and invite Representatives of the other party to participate in the meeting with the Governmental Entity unless prohibited by such Governmental Entity.  The parties shall coordinate and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party in connection with all meetings, actions and proceedings under or relating to any such application or filing.

(b)                                 The Company and Parent shall give (or shall cause their respective Subsidiaries to give) any notices to third parties, and use, and cause their respective Subsidiaries to use, reasonable best efforts to obtain any third party consents (i) necessary, proper or advisable to consummate the Transactions, (ii) required to be disclosed in the Company Disclosure Schedule or (iii) required to prevent a Company Material Adverse Effect from occurring prior to the Effective Time; provided, however, that the Company and Parent shall coordinate and cooperate in determining whether any actions, notices, consents, approvals or waivers are required to be given or obtained, or should be given or obtained, from parties to any Company Material Contract in connection with consummation of the Transactions and seeking any such actions, notices, consents, approvals or waivers.  In the event that either party shall fail to obtain any third party consent described in the first sentence of this Section 7.3(b), such party shall use its reasonable best efforts, and shall take any such actions reasonably requested by the other party hereto, to mitigate any adverse effect upon the Company and Parent, their respective Subsidiaries, and their respective businesses resulting, or which could reasonably be expected to result after the Effective Time, from the failure to obtain such consent.  Notwithstanding the foregoing, neither Parent nor Purchaser shall be required to, and neither the Company nor any Company Subsidiary will without the written consent of Parent, make any payment to any third party or agree to any limitation on the conduct of its business, in order to obtain any such consent.

(c)                                  From the date of this Agreement until the Effective Time, each of Parent and the Company shall promptly notify the other in writing of any pending or, to the knowledge of Purchaser or the Company (as the case may be), threatened action, suit, arbitration or other proceeding or investigation by any Governmental Entity or any other Person (i) challenging or seeking material damages in connection with the Transactions or (ii) seeking to restrain or prohibit the consummation of the Transactions or otherwise limit in any material respect the right of Parent or Purchaser or any of their respective affiliates to own or operate all or any portion of the businesses or assets of the Company or any Company Subsidiary.  The Company shall give Parent the opportunity to consult with the Company regarding the defense or settlement of any such stockholder litigation and shall consider Parent’s views with respect to such stockholder litigation and prior to the termination of the Agreement under Section 9.1 hereof shall not settle any such stockholder litigation without the prior written consent of Parent which will not be unreasonably withheld or delayed. Notwithstanding the foregoing, the Company shall not be required to provide any notice or information to Parent the provision of which the Company in good faith determines may adversely affect the Company’s or any other person’s attorney client or other privilege with respect to such information.

(d)                                 If any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Entity challenging the Transactions as violative of any applicable Law, each of the Company and Parent shall, and shall cause their respective affiliates to, cooperate and use their reasonable best efforts to contest and resist, except insofar as the Company and Parent may otherwise agree, any such action or proceeding, including any action or proceeding that seeks a temporary restraining order or preliminary injunction that would prohibit, prevent or restrict consummation of the Transactions.

(e)                                  Notwithstanding anything set forth in this Agreement, nothing contained in this Agreement shall give Parent or Purchaser, directly or indirectly, the right to control or direct the operations of the Company prior to the Effective Date.  Prior to the Effective Date, the Company shall exercise, consistent with the terms and conditions of this Agreement, control and supervision over the business operations of the Company.

(f)                                    Notwithstanding anything set forth in Section 7.3 and any other provision hereof, in connection with the receipt of any Required Governmental Approvals or clearance under the HSR Act, neither Parent nor the Company shall be required to sell, hold separate or otherwise dispose of or conduct their business in a specified manner, or agree to sell, hold separate or otherwise dispose of or conduct their business in a specified manner, or permit the sale, holding separate or other disposition of, any assets of Parent, the Company or their respective Subsidiaries or the conduct of their business in a specified manner.

(g)                                 Parent shall sign a written consent in lieu of a meeting of the stockholders of Purchaser, in favor of the adoption of this Agreement in accordance with applicable Law.

Section 7.4                                    Publicity. Other than as contemplated in Section 7.13, so long as this Agreement is in effect, neither the Company nor Parent, nor any of their respective controlled affiliates, shall issue or cause the publication of any press release or other announcement with respect to the Merger, the Financing or this Agreement without the prior consent of the other party, unless such party determines, after consultation with outside counsel, that it is required by applicable Law or by any listing agreement with or the listing rules of a national securities exchange or trading market to issue or cause the publication of any press release or other announcement with respect to the Merger, the Financing or this Agreement, in which event such party shall endeavor, on a basis reasonable under the circumstances, to provide a meaningful opportunity to the other parties to review and comment upon such press release or other announcement and shall give due consideration to all reasonable additions, deletions or changes suggested thereto; provided, however, that the party seeking to issue or cause the publication of any press release or other announcement with respect to the Merger, the Financing or this Agreement shall not be required to provide any such review or comment to the other party in connection with any disclosure contemplated by Section 6.2 or Section 6.3.

Section 7.5                                    Directors’ and Officers’ Insurance and Indemnification.

(a)                                  For a period of six (6) years after the Effective Time, Parent and the Surviving Corporation shall honor and fulfill, and the Surviving Corporation shall assume in all respects the obligations of the Company and the Company Subsidiaries to the fullest extent permissible by the Company or such Company Subsidiary under applicable provisions of the DGCL (i) under the Company’s certificate of incorporation and bylaws (and the equivalent organizational documents of all such Company Subsidiaries) in effect on the date hereof (true and correct copies of which previously have been made available to Parent) and (ii) under any indemnification or other similar agreements (the “Indemnification Agreements”) in effect on the date hereof (true and correct copies of which have been made available to Parent) between the Company or any of the Company Subsidiaries and the current and former directors, officers and other employees of the Company or any Company Subsidiary (the “Covered Persons”) arising out of or relating to actions or omissions in their capacity as directors, officers or employees occurring at or prior to the Effective Time, including in connection with the approval of this Agreement and the Transactions and the indemnification obligations of the Company and the Company Subsidiaries shall hereby survive the consummation of the Transactions and shall not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any Covered Persons, and Parent and the Surviving Corporation hereby agree that their foregoing indemnification obligations to the Covered Persons extend to and include (subject to applicable Law) any and all claims asserted by any person (including Parent and Surviving Corporation) based on or relating to this Agreement and the Transactions; provided, however, that in the event any claim or claims are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until disposition of any and all such claims.

(b)                                 The Surviving Corporation shall advance expenses (including reasonable legal fees and expenses) incurred in the defense of any claim, action, suit, proceeding or investigation with respect to any matters subject to indemnification pursuant to Section 7.5(a) pursuant to the procedures set forth, and to the extent provided in the Company’s certificate of incorporation, the Company’s bylaws or the Indemnification Agreements as in effect on the date hereof; provided, however, that any Person to whom expenses are advanced undertakes, to the extent required by the Company’s certificate of incorporation, the Company’s bylaws, the Indemnification Agreements or the DGCL, to repay such advanced expenses if it is ultimately determined that such Person is not entitled to indemnification.

(c)                                  For a period of six (6) years after the Effective Time, the certificate of incorporation and bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of Covered Persons for periods prior to and including the Effective Time than are currently set forth in the Company’s certificate of incorporation and bylaws.  The Indemnification Agreements with Covered Persons in existence on the date of this Agreement that survive the Merger shall continue in full force and effect in accordance with their terms.

(d)                                 The Surviving Corporation shall maintain and extend all existing officers’ and directors’ liability insurance (“D&O Insurance”) for a period of not less than six (6) years after the Effective Time with respect to claims arising in whole or in part from actions, omissions, facts or events that actually or allegedly occurred on or before the Effective Date, including in connection with the approval of this Agreement and the Transactions; provided, however, that Parent may substitute therefor policies of substantially equivalent coverage and amounts containing terms no less favorable to the Covered Persons than the existing D&O Insurance; provided further, that if the existing D&O Insurance expires or is terminated or cancelled during such period through no fault of Parent or the Surviving Corporation, the Surviving Corporation shall obtain substantially similar D&O Insurance; and provided further, however, that neither Parent nor the Surviving Corporation shall be required to pay on an annual basis any amount in excess of 150% of the annual cost of the Company’s current D&O Insurance to maintain or replace such policy, it being understood and agreed that Parent and the Surviving Corporation shall nevertheless be obligated to provide such coverage as may be obtained for such amount.  In lieu of the foregoing, the Company may, with the prior written consent of Parent and Purchaser, obtain prepaid policies prior to the Effective Time, which policies may provide the Covered Persons with D&O Insurance coverage of equivalent amount and on no more favorable terms than that provided by the Company’s current D&O Insurance for an aggregate period of at least six (6) years with respect to claims arising from actions, omissions, facts or events that occurred on or before the Effective Time, including in connection with the approval of this Agreement and the Transactions.  If such prepaid policies have been obtained prior to the Effective Time, Parent and the Surviving Corporation shall be relieved of all further obligations under this Section 7.5(d); provided, that Parent and the Surviving Corporation shall maintain such policies in full force and effect, and continue to honor its obligations thereunder.  Parent and the Surviving Corporation shall, upon written request, furnish a copy of the policies to the individual insureds under the policies and copies of any notice of claim or potential claim given under the policies. In the event that Parent or the Surviving Corporation cancel or receive from an insurer a notice of cancellation of any of the policies, the Parent or the Surviving Corporation shall in all events provide the individual insureds under the policy notice of such cancellation at least thirty (30) days in advance of its effective date, or as soon as reasonably practicable if such cancellation notice provides for cancellation earlier than thirty (30) days.

(e)                                  In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then and in each such case, proper provision shall be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, shall assume all of the applicable obligations set forth in this Section 7.5.

(f)                                    The Covered Persons (and their successors and heirs) are intended third party beneficiaries of this Section 7.5, and this Section 7.5 shall not be amended in a manner that is adverse to the Covered Persons (including their successors and heirs) or terminated without the consent of the Covered Persons (including their successors and heirs) affected thereby.

Section 7.6                                    State Takeover Laws. If any “control share acquisition”, “fair price” or other anti-takeover laws or regulations enacted under state or federal laws becomes or is deemed to become applicable to the Company, the Merger, or any other Transaction, then the Company Board of Directors shall take all action necessary to render any such statute inapplicable to the foregoing.

Section 7.7                                    Certain Tax Matters. During the period from the date hereof to the Effective Time, the Company shall and shall cause each of the Company Subsidiaries to: (i) timely file all material Tax Returns required to be filed by the Company or such Company Subsidiary, as the case may be, and prepare such Tax Returns in all material respects in a manner consistent with past practice, (ii) timely pay all material Taxes due and payable by the Company and such Company Subsidiary, respectively, except for such Taxes contested in good faith and for which an adequate reserve has been established in accordance with GAAP on the appropriate financial statements and (iii) promptly notify Parent of any federal or state income or franchise, or other material Tax, suit claim, action, investigation, proceeding or audit pending against or with respect to the Company or any Company Subsidiary in respect of any Tax matters (or any significant developments with respect to ongoing Tax matters), including without limitation material Tax liabilities and material refund claims.  The Company shall deliver to Parent at the Closing a certificate, in form and substance satisfactory to Parent, duly executed and acknowledged, certifying that an ownership interest in the Company is not a “U.S. real property interest” for purposes of Section 897 of the Code.

Section 7.8                                    Section 16. The Company Board of Directors shall, to the extent necessary, take appropriate action, prior to or as of the Effective Time, to approve, for purposes of Section 16(b) of the Exchange Act, the deemed disposition and cancellation of the vested Company Options in the Merger.  Provided that the Company shall first provide to Parent the names of its stockholders and the number of shares of Common Stock or Company Options which may be subject to Section 16(b) of the Exchange Act and any other information reasonably requested by Parent and relating to the same, the Board of Directors of Parent, or an authorized committee thereof, shall, prior to the Effective Time, take appropriate action to approve, for purposes of Section 16(b) of the Exchange Act, the issuance of the Merger Consideration to holders of Company Options in accordance with Section 3.5.

Section 7.9                                    Obligations of Parent. Parent shall take all action necessary to cause Purchaser and the Surviving Corporation to perform their respective obligations under this Agreement and to consummate the Transactions, including the Merger, upon the terms and subject to the conditions set forth in this Agreement.

Section 7.10                              Employee Benefits Matters.

(a)                                  Except as provided in the last sentence of this Section 7.10(a) and subject to any obligations under any plan or arrangement that has been the subject of the collective bargaining process, Parent and the Surviving Corporation shall have no obligation to continue after the Effective Time any plan or arrangement in effect immediately before the Effective Time (except as otherwise required by applicable Law, including without limitation ERISA and the Code) for current or former employees, officers or directors of the Company or any Company Subsidiary, and shall have the discretion to continue or terminate any of such programs, or to merge any of them into plans or arrangements in effect for other employees of Parent or the Surviving Corporation.  To the extent legally permitted, employees of the Company or any Company Subsidiary shall receive credit for purposes of eligibility to participate and vesting under any employee pension benefit plan, program or arrangement established or maintained by the Surviving Corporation or any of its Subsidiaries and for the purpose of eligibility and determining the amount of any benefit with respect to any employee welfare benefit plan, program or arrangement established or maintained by the Surviving Corporation for service accrued or deemed accrued prior to the Effective Time with the Company or any Company Subsidiary; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit.  If, during the annual period of coverage (the “Applicable Period of Coverage”) in which falls the Closing Date, the Surviving Corporation shall terminate any “group health plan,” within the meaning of Code Section 4980B(g)(2), in which one or more of the Company’s or a Company Subsidiary’s employees participated immediately prior to the Closing Date, the Surviving Corporation shall cause any successor group health plan to apply any waiting or pre-existing condition limitations period only to the extent its duration is not in excess of the corresponding waiting or pre-existing condition limitations period applied under such predecessor plan and to give credit for any such employee’s participation in the predecessor plan prior to the Closing Date for covered expenses paid by any each such employee under a predecessor plan during the Applicable Period of Coverage towards satisfaction of any annual deductible limitation, co-payment and/or out-of pocket maximum applied under such successor group health plan.  Parent shall also cause the Surviving Corporation to perform the Company’s obligations under the change in control and other agreements referred to in Section 7.10(a) of the Company Disclosure Schedule between the Company and certain of its officers and employees unless any such officer or employee agrees otherwise.

(b)                                 From the date of this Agreement until the Effective Time, the Company shall (i) promptly notify Parent and Purchaser of any pending or, to the knowledge of the Company threatened, strike, slowdown, lock-out or work stoppage against the Company or any of the Company Subsidiaries and (ii) take all actions reasonable to prevent any such strike, slowdown, lock-out or work stoppage, including pursuing court-related or supervised mitigation and taking other such actions as are reasonable and advisable in furtherance thereof with respect to any such strike, slowdown, lock-out or work stoppage that shall occur.

Section 7.11                              Termination of 401(k) Plan. Unless Parent directs the Company otherwise in writing no later than five (5) business days prior to the Effective Time, the Company Board of Directors shall adopt, or shall cause the appropriate Company Subsidiary Board of Directors to adopt, resolutions terminating, effective at least two (2) days prior to the Effective Time, any Benefit Plan which is intended to meet the requirements of section 401(k) of the Code (each such Benefit Plan, a “401(k) Plan”).  At the Closing, the Company shall provide Parent with (i) executed resolutions of the Company Board of Directors authorizing such termination and (ii) an executed copy of any necessary amendment to each such 401(k) Plan in a form reasonably satisfactory to Parent that is intended to assure compliance with all applicable requirements of the Code and the regulations thereunder; provided, however, that the Company or Company Subsidiary shall not terminate any such 401(k) Plan to the extent such termination would breach its obligations under any collective bargaining agreement.  At the Closing, the Company shall provide Parent with (i) executed resolutions of the Board of Directors authorizing such termination and (ii) an executed copy of any necessary amendment to each such 401(k) Plan in a form reasonably satisfactory to Parent that is intended to assure compliance with all applicable requirements of the Code and the regulations thereunder.

Section 7.12                              Financing.

(a)                                  Each of Parent and Purchaser shall use, and shall cause their affiliates to use, reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange the Financing on the terms and conditions described in the Financing Commitment, including using reasonable best efforts (i) to negotiate and enter into the definitive agreements with respect thereto on the terms and conditions contained in the Financing Commitment (or on other terms acceptable to JPMorgan, provided such terms do not contain any conditions to funding the Merger that are not set forth in the Financing Commitment and would otherwise reasonably be expected to impair or delay the consummation of the Financing), (ii) to satisfy on a timely basis all other conditions applicable to Parent or Purchaser, as the case may be, set forth therein that are within the control of any of Parent or Purchaser and (iii) to consummate the Financing contemplated by the Financing Commitment to fund the Merger, in each case upon the terms contemplated by this Agreement (including by taking enforcement action to cause such lender or any other persons providing such Financing to fund such Financing). In the event that any portion of the Financing becomes unavailable on the terms and conditions set forth in the Financing Commitment, without limiting the rights of Parent and Purchaser under Sections 8.2(a) and 9.1(a)(iii), Parent shall promptly notify the Company, and Parent and Purchaser shall use their reasonable best efforts to obtain, as promptly as practicable following the occurrence of such event, any such portion from alternative sources (“Alternative Financing”) on terms that will still enable Purchaser to consummate the Transactions and that are not less favorable in the aggregate (as determined by Parent and Purchaser in their reasonable judgment) to them and the Company than those contained in the Financing Commitment.  Each of Parent and Purchaser shall refrain from taking, directly or indirectly, any action that would or would reasonably be expected to result in a failure of any of the conditions contained in the Financing Commitment or in any definitive agreement related to the Financing.  Neither Parent nor Purchaser shall agree to or permit any amendment, supplement or other modification of, or waive any of their respective rights under, any Financing Commitment or the definitive agreements relating to the Financing that would reasonably be expected to impair or delay the consummation of the Financing.  Parent and Purchaser shall keep the Company reasonably informed of the status of their efforts to obtain the Financing.

(b)                                 The Company shall provide, shall cause the Company Subsidiaries to provide and shall use its reasonable best efforts to cause its and their Representatives to provide, such reasonable cooperation in connection with the arrangement of the Financing as may be reasonably requested by Parent and Purchaser, including (i) participation in meetings, drafting sessions, presentations, road shows and due diligence, (ii) using reasonable best efforts to furnish Parent and Purchaser and the financing sources with financial and other pertinent information regarding the Company as may be reasonably requested by Parent and Purchaser to consummate the Financing, including, without limitation, all financial statements and financial data of the type required by Regulation S-X and Regulation S-K under the Securities Act and of the type and form customarily included in private placements pursuant to Rule 144A promulgated under the Securities Act, including, without limitation, (A) unaudited financial statements of the Company and its consolidated Subsidiaries as of and for the three and nine months ended September 30, 2006, (B) audited financial statements of the Company and its consolidated Subsidiaries as of and for the year ended December 31, 2006, together with the report of KPMG LLP, independent public accountants thereon, (C) unaudited financial statements of the Company and its consolidated Subsidiaries for the three months ended March 31, 2007 and for any subsequent interim period as may be reasonably requested by the financing sources and (D) all other financial statements for completed or pending acquisitions that may be required under Regulation S-X (collectively, the “Required Financial Statements”), (iii) assisting Parent and Purchaser in the preparation of (A) an offering document and other informational and marketing materials and documents for any portion of the Financing and (B) materials for rating agency presentations, (iv) reasonably cooperating with the marketing efforts of Parent and Purchaser and the financing sources for any portion of the Financing, (v) reasonably facilitating the pledging of collateral and execution and delivery of definitive financing documents and customary deliverables and (vi) using reasonable best efforts to obtain accountants’ comfort letters, accountants’ consent letters, legal opinions, surveys and title insurance as reasonably requested by Parent and Purchaser; provided that none of the Company or any of the Company Subsidiaries shall be required to pay any commitment or other fee or incur any other liability in connection with the Financing prior to the Effective Time; and provided further that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and the Company Subsidiaries.  Parent and Purchaser shall, promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs incurred by the Company or any of the Company Subsidiaries in connection with such cooperation.  Parent and Purchaser shall, on a joint and several basis, indemnify and hold harmless the Company and the Company Subsidiaries from and against any and all losses or damages suffered or incurred by them in connection with the arrangement of the Financing and any information utilized in connection therewith.

(c)                                  Promptly upon the Company’s delivery to Parent or Purchaser of any Required Financial Statements, the Company shall file with the SEC on Form 10-K or Form 10-Q, as applicable, such audited financial statements or unaudited interim financial statements, as the case may be, of the Company and its consolidated Subsidiaries to the extent such Required Financial Statements have not been previously so filed.

Section 7.13                              Proxy Statement.

(a)                                  As soon as practicable following the date of this Agreement, the Company shall prepare and file with the SEC (subject to the prior review and approval of Parent, which approval shall not be unreasonably withheld) the Proxy Statement.  The Company and Parent shall cooperate with each other in the preparation of the Proxy Statement.  Without limiting the generality of the foregoing, prior to filing or mailing the Proxy Statement (or, in each case, any amendment or supplement thereto) or responding to any comments of the SEC or its staff with respect thereto, the Company shall provide Parent reasonable opportunity to review and comment on such document or response and shall include in such document or response comments reasonably proposed by Parent.

(b)                                 If, at any time prior to the Effective Time, any information relating to the Company, Parent or Purchaser or any of their respective Affiliates should be discovered by the Company, Parent or Purchaser which should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties and, to the extent required by applicable Law, the Company shall disseminate an appropriate amendment thereof or supplement thereto describing such information to the Company’s stockholders.

(c)                                  The Company and Parent shall use their reasonable best efforts, after consultation with the other party, to resolve all SEC comments with respect to the Proxy

Statement as promptly as practicable after receipt thereof.  Each of the Company and Parent shall as soon as reasonably practicable notify the other party of the receipt of any comments from or other correspondence with the SEC staff with respect to the Proxy Statement and any request by the SEC for any amendment to the Proxy Statement or for additional information (and promptly deliver a copy of such comments, correspondence or request to the other party).  The Company shall cause the Proxy Statement to be mailed to its stockholders as promptly as practicable.

Section 7.14                              Company Collective Bargaining Agreement Notices. On or within three days following the date hereof, the Company or the Company Subsidiaries, as applicable, shall provide any notices required under the Company Collective Bargaining Agreements as a result of the execution of this Agreement.

ARTICLE VIII

CONDITIONS

Section 8.1                                    Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any and all of which may be waived in whole or in part by Parent, Purchaser and the Company, as the case may be, to the extent permitted by applicable Law:

(a)                                  The Company shall have obtained the Company Stockholder Approval.

(b)                                 No statute, rule or regulation shall have been enacted or promulgated by any Governmental Entity which prohibits the consummation of the Merger, and there shall be no order or injunction of a court of competent jurisdiction in effect preventing the consummation of the Merger.

(c)                                  Any applicable waiting period under the HSR Act related to the Transactions shall have expired or been terminated.

Section 8.2                                      Conditions to Obligations of Parent and Purchaser. The obligations of Parent and Purchaser to effect the Merger shall be further subject to the satisfaction or waiver by Parent at or prior to the Closing, of each of the following conditions:

(a)                                  Parent and Purchaser shall have received and be reasonably satisfied with the Required Financial Statements;

(b)                                 the representations and warranties of the Company contained in this Agreement (disregarding all qualifications and exceptions contained therein regarding materiality or a Company Material Adverse Effect or any similar standard or qualification), shall be true, complete and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date (unless any such representation or warranty is made only as of a specific date, in which event such representation or warranty shall be true, complete and correct as of such specific date), except where the failure of any such representation or warranty to be so true, complete and correct would not have a Company Material Adverse Effect;

(c)                                  the Company and the Company Subsidiaries shall have performed in all material respects each of the obligations, and complied in all material respects with each of the agreements and covenants, required to be performed by or complied with by them under this Agreement at or prior to the Closing Date;

(d)                                 the Required Governmental Approvals shall have been made or obtained; and

(e)                                  Parent shall have received a certificate of an executive officer of the Company, certifying that the conditions set forth in Sections 8.2(b) and (c) have been satisfied.

Section 8.3                                    Conditions to Obligations of the Company. The obligations of the Company to consummate the transactions contemplated under this Agreement shall be further subject to the satisfaction or waiver by the Company at or prior to the Closing of the following conditions:

(a)                                  the representations and warranties of Parent and Purchaser contained in this Agreement (disregarding all qualifications and exceptions contained therein regarding materiality or any similar standard or qualification), shall be true, complete and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date (unless any such representation or warranty is made only as of a specific date, in which event such representation or warranty shall be true, complete and correct as of such specific date), except where the failure of such representations and warranties to be so true, complete and correct would not prevent, materially delay or materially impede the ability of Parent or Purchaser to consummate the transactions contemplated by this Agreement;

(b)                                 each of Parent and Purchaser shall have performed in all material respects the obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by it under this Agreement at or prior to the Closing Date; and

(c)                                  the Company shall have received a certificate of an executive officer of Parent, certifying that the conditions set forth in Sections 8.3(a) and (b) have been satisfied.

ARTICLE IX

TERMINATION

Section 9.1                                    Termination. Notwithstanding receipt of the Company Stockholder approval, this Agreement may be terminated and the Transactions may be abandoned at any time before the earlier of the Effective Time:

(a)                                  by Parent if:

(i)                                     there has been a breach by the Company of any representation, warranty, covenant or agreement set forth in this Agreement (without giving effect to any references to any Company Material Adverse Effect or materiality qualifications and other qualifications based upon the concept of materiality or similar phrases contained therein and without giving effect to any modifications or updates to the Company Disclosure Schedule), which breach shall result in any condition or requirement set forth in clauses (b) and (c) of Section 8.2 not being satisfied and in each case such breach is not reasonably capable of being cured or such condition is not reasonably capable of being satisfied within thirty (30) days after the receipt of notice thereof from Parent, it being understood and agreed that this Agreement may not be terminated pursuant to this Section 9.1(a)(i) during such 30-day period or following such 30-day period if such breach is cured during such 30-day period; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 9.1(a)(i) if Parent or Purchaser is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement;

(ii)                                  (1) the Company Board of Directors or any committee thereof shall have effected a Company Change in Recommendation (whether or not in compliance with Section 6.3), (2) the Company shall have violated or breached (or be deemed pursuant to the terms thereof, to have violated or breached) in any material respect the provisions of Sections 6.2 and as a result thereof, the Company shall have received an Acquisition Proposal, (3) the Company Board of Directors or any committee thereof shall have approved or recommended (or proposed publicly to approve or recommend) any Acquisition Proposal (whether or not a Superior Proposal), (4) if, after a tender offer or exchange offer that, if successful, would result in any Person or “group” (as defined in our under Section 13(d) of the Exchange Act ) becoming a beneficial owner of twenty percent (20%) or more of the outstanding Shares is commenced (other than by Parent or Purchaser), the Company Board of Directors shall have failed to recommend that the Company’s stockholders not tender their Shares in such tender or exchange offer, (5) the Company or any Company Subsidiary shall have entered into any agreement (other than a confidentiality agreement as contemplated by Section 6.2(b)) with respect to any Acquisition Proposal, (6) the Company Board of Directors shall have failed to reconfirm the Company Recommendations or its approval of this Agreement, the Merger or any other Transaction promptly, and in any event within five (5) business days following Parent’s request to do so or (7) the Company Board of Directors or any committee thereof shall have resolved to take any action described in the preceding clauses (1) through (6);

(iii)                               the Company has not satisfied the condition set forth in Section 8.2(a) on or before June 30, 2007; or

(b)                               by the Company if:

(i)                                     there has been a breach by Parent or Purchaser of any representation, warranty, covenant or agreement set forth in this Agreement (without giving effect to any references to any material adverse effect or materiality qualifications and other qualifications based upon the concept of materiality or similar phrases contained therein), which breach shall result in any condition or requirement set forth in clauses (a) or (b) of Section 8.3 not being satisfied (and in each case such breach is not reasonably capable of being cured or such condition is not reasonably capable of being satisfied within thirty (30) days after the receipt of notice thereof from the Company, it being understood and agreed that this Agreement may not be terminated pursuant to this Section 9.1(b)(i) during such 30-day period or following such 30-day period if such breach is cured during such 30-day period; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 9.1(b)(i) if the Company is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement;

(ii)                                  the Company simultaneously with such termination of this Agreement enters into a definitive agreement with respect to a Superior Proposal, provided that (1) the Company received such Superior Proposal other than as a result of a breach of or violation of the terms of Section 6.2 hereof, (2) the Company has not breached or violated the terms of Section 6.2 or 6.3 hereof in connection with such Superior Proposal (or any Acquisition Proposal that was a precursor thereto), (3) subject to the terms of this Agreement, the Company Board of Directors has effected a Company Change in Recommendation in response to such Superior Proposal pursuant to and in compliance with Section 6.3(c) and authorized the Company to enter into such definitive agreement for such Superior Proposal (which authorization may be subject to termination of this Agreement) and (4) immediately prior to the termination of this Agreement, the Company pays to Parent the Termination Fee payable pursuant to Section 9.2(b) hereof; or

(iii)                               all the conditions required to be satisfied pursuant to Article VIII have been satisfied and if by the date required by Section 2.2, none of Parent Purchaser or the Surviving Corporation has received the proceeds of the Financing or otherwise made funds available to consummate the Merger.

(c)                                  This Agreement may be terminated by either the Company or Parent and the Transactions may be abandoned at any time before the Effective Time, whether before or after receipt of the Company Stockholder Approval:

(i)                                     by mutual written consent of Parent and the Company duly authorized by the Company Board of Directors and the Parent Board of Directors, or authorized committee thereof;

(ii)                                  if a court of competent jurisdiction or other Governmental Entity shall have issued a final, non-appealable order, decree or ruling in each case permanently restraining, enjoining or otherwise prohibiting the Transactions; or

(iii)                               the Merger shall not have been consummated on or before October 2, 2007.

Section 9.2                                    Effect of Termination.

(a)                                  In the event of the termination of this Agreement as provided in Section 9.1, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void and there shall be no liability on the part of Parent, the Purchaser or the Company, except (i) as set forth in Section 4.23, Section 7.2(b), Section 7.4, this Section 9.2 and Sections 10.3 through 10.12 and (ii) nothing herein shall relieve any party from liability for any willful or intentional material breach of this Agreement.

(b)                                 Termination Fees.

(i)                                     If Parent terminates this Agreement pursuant to Section 9.1(a)(ii), then the Company shall pay to Parent promptly, but in no event later than one (1) business day after the date of such termination, a termination fee of $9,450,000 in cash (the “Company Termination Fee”).

(ii)                                  If the Company terminates this Agreement pursuant to Section 9.1(b)(ii), prior to and as a condition to the effectiveness of such termination, the Company shall pay to Parent the Company Termination Fee.

(iii)                               If (A) Parent or the Company shall have terminated this Agreement pursuant to Section 9.1(c)(iii), and (B) following the execution and delivery of this Agreement and prior to the termination of this Agreement an Acquisition Proposal (whether or not a continuation or renewal of, or otherwise relating to, an Acquisition Proposal that was publicly announced or became publicly known prior to the execution and delivery of this Agreement) shall have been publicly announced or shall have become publicly known and not publicly withdrawn, and (C) concurrently with, or within twelve (12) months following such termination, a definitive agreement is entered into relating to a Third Party Acquisition Event or a Third Party Acquisition Event is otherwise consummated, then the Company shall pay to Parent promptly, but in no event later than the date of signing such definitive agreement or consummation of such Third Party Acquisition Event, as the case may be, the Company Termination Fee.

(iv)                              If (A) Parent shall have terminated this Agreement pursuant to Section 9.1(a)(i) as a result of a breach of a covenant or agreement of the Company under this Agreement or an intentional breach of a representation or warranty of the Company under this Agreement, and (B) following the execution and delivery of this Agreement and prior to the breach forming the basis for such termination, an Acquisition Proposal (whether or not a continuation or renewal of, or otherwise relating to, an Acquisition Proposal that was known to the Company prior to the execution and delivery of this Agreement) is known to the Company, and (C) concurrently with, or within twelve (12) months following such termination, a definitive agreement is entered into relating to a Third Party Acquisition Event or a Third Party Acquisition Event is otherwise consummated, then the Company shall pay to Parent promptly, but in no event later than the date of signing such definitive agreement or consummation of such Third Party Acquisition Event, as the case may be, the Company Termination Fee.

(v)                                 Notwithstanding anything to the contrary in this Agreement, if the Company shall have terminated this Agreement pursuant to Section 9.1(b)(iii), the Company’s receipt of payment of a termination fee of $9,450,000 (the “Parent Termination Fee”), shall be the sole and exclusive remedy of the Company and the

Company Subsidiaries against Parent or Purchaser or any of their respective former, current or future directors, officers, employees, agents, affiliates, stockholders, assignees or representatives of any of the foregoing (each a “Specified Person”) for any loss or damage suffered as a result of the termination of this Agreement and the failure of the Merger to be consummated, and upon payment of the Parent Termination Fee in accordance with this Section 9.2(b)(v), none of Parent or Purchaser or any of their respective Specified Persons shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions.

(c)                                  The Termination Fee shall be paid by wire transfer of immediately available funds to an account designated in writing by Parent.  For the avoidance of doubt, in no event shall the Company be obligated to pay a Termination Fee on more than one occasion.  Except to the extent required by applicable Law, the Company shall not withhold any withholding taxes on any payment under this Section 9.2.

(d)                                 If Parent terminates this Agreement pursuant to Section 9.1(a)(iii), the Company shall reimburse Parent and Purchaser for their and their subsidiaries’ and affiliates’ reasonable out-of-pocket expenses actually incurred pursuant to this Agreement and with respect to the Financing, up to a maximum of $2,000,000 (the “Expense Reimbursement”).

(e)                                  The Company acknowledges that the agreements contained in this Section 9.2 are an integral part of the Transactions contemplated by this Agreement and that without such provisions, Parent would not have entered into this Agreement.  If the Company fails to pay the Termination Fee or the Expense Reimbursement and Parent or Purchaser commences a suit which results in a judgment against the Company for the Termination Fee or the Expense Reimbursement, the Company shall pay Parent and Purchaser their costs and expenses (including reasonable attorney’s fees and disbursements) in connection with such suit, together with interest on the amounts set forth in Section 9.2(b) or Section 9.2(d), as the case may be, at the prime rate of Citibank N.A.  in effect on the date such payment was required to be made.

ARTICLE X

MISCELLANEOUS

Section 10.1                              Amendment and Modification; Waiver.

(a)                                  Subject to applicable Law and except as otherwise provided in this Agreement, this Agreement may be amended, modified and supplemented in any and all respects prior to the Effective Date, whether before or after any vote of stockholders of the Company contemplated hereby, by written agreement of the parties hereto (by action taken by their respective Boards of Directors); provided, however, that after receipt of the Company Stockholder Approval, no amendment shall be made which by law requires further approval by such stockholders without obtaining such further approval.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

(b)                                 At any time and from time to time prior to the Effective Time, any party or parties hereto may, to the extent legally allowed and except as otherwise set forth herein,

(i) extend the time for the performance of any of the obligations or other acts of the other party or parties hereto, as applicable, (ii) waive any inaccuracies in the representations and warranties made to such party or parties hereto contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party or parties hereto contained herein. Any agreement on the part of a party or parties hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party or parties, as applicable.  Any delay in exercising any right under this Agreement shall not constitute a waiver of such right.

Section 10.2                              Non-survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time.  This Section 10.2 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

Section 10.3                              Expenses. Except as expressly set forth in Section 9.2(b) or Section 9.2(d), all fees, costs and expenses incurred in connection with this Agreement and the Merger shall be paid by the party incurring such fees, costs and expenses; provided, however, that Parent and the Company shall share equally the filing fees paid by Parent or the Company in connection with filing, permits, authorizations, consents and approvals as may be required under the HSR Act and the Required Governmental Approvals.

Section 10.4                              Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally (notice deemed given upon receipt), telecopied (notice deemed given upon confirmation of receipt) or sent by a nationally recognized overnight courier service, such as Federal Express (notice deemed given upon receipt of proof of delivery), to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to the Company:

World Air Holdings, Inc.

HLH Building

101 World Drive
Peachtree City, Georgia 30269

Attention: Mark M. McMillin, Esq.

Facsimile: 770-632-8048

With a copy to:

Powell Goldstein LLP

One Atlantic Center, 14th Floor

1201 W.  Peachtree Street, N.W.

Atlanta, Georgia 30309

Attention: G. William Speer, Esq.

Thomas R.  McNeill, Esq.

Facsimile: 404-572-6999

If to Parent or Purchaser:

ATA Airlines, Inc.

7337 West Washington Street

Indianapolis, Indiana 46231

Attention: Brian T.  Hunt, Esq.

Facsimile: 317-282-7091

With a copy to

Cravath, Swaine & Moore LLP

Worldwide Plaza

825 Eighth Avenue

New York, New York 10019

Attention: Ronald Cami, Esq.

Facsimile: 212-474-3700

Section 10.5                              Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated.  Whenever the words “include”, “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” As used in this Agreement, the term “affiliates” shall have the meaning set forth in Rule 12b-2 of the Exchange Act.  All references to this Agreement shall be deemed to include references to the “plan of merger” contained herein (as such term is used in the DGCL).  The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.  When reference is made herein to a Person, such reference shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires.  Unless otherwise indicated, all references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

Section 10.6                              Counterparts. This Agreement may be executed manually or by facsimile by the parties hereto, in any number of counterparts, each of which shall be considered one and the same agreement and shall become effective when a counterpart hereof shall have been signed by each of the parties and delivered to the other parties.

Section 10.7                              Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the Company Disclosure Schedule) and the Confidentiality Agreement:

(a)                                  constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all other prior agreements (except that the Confidentiality Agreement shall be amended so that until the termination of this Agreement in accordance with Section 9.1 hereof, Parent and Purchaser shall be permitted to take the action contemplated by this Agreement, including the making of any proposals as contemplated by Section 6.3) and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof and thereof, and

(b)                                 except as provided in Sections 3.2(b), 3.2(d), 3.2(e) and 7.5(f), are not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

Section 10.8                              Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Merger is not affected in any manner adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the Merger is fulfilled to the extent possible.

Section 10.9                              Governing Law; Jurisdiction.

(a)                                  This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to conflicts of laws principles that would result in the application of the law of any other state.

(b)                                 Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Delaware Court of Chancery, or, if no such state court has proper jurisdiction, the Federal court of the United States of America, sitting in Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the Transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in such courts, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such Delaware Court of Chancery court or, if no such state court has proper jurisdiction, the in such Federal court,(iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such Delaware Court of Chancery or Federal court, and (iv) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such Delaware Court of Chancery or Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.4.  Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.  Each party hereto agrees not to commence any legal proceedings relating to or arising out of this Agreement or the Transactions in any jurisdiction or courts other than as provided herein.

Section 10.10                        Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS, INCLUDING THE MERGER, CONTEMPLATED HEREBY OR THEREBY.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10.

Section 10.11                        Assignment. This Agreement shall not be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that (a) Purchaser may assign, in its sole discretion and without the consent of any other party, any or all of its rights, interests and obligations hereunder to (i) Parent, (ii) to Parent and one or more direct or indirect wholly-owned Subsidiaries of Parent or (iii) to one or more direct or indirect wholly-owned Subsidiaries of Parent and (b) Parent may assign, in its sole discretion and without the consent of any other party, any or all of its rights, interests and obligations hereunder to an affiliate (the “Parent Assignee”); provided that Parent shall remain subject to performance of its obligations hereunder in the event that such Parent Assignee fails to perform any such obligation; and provided further that upon and following any such assignment to a Parent Assignee, such Parent Assignee shall be deemed to be “Parent” for all purposes under this Agreement and all capital stock of Purchaser shall be transferred from Parent to such Parent Assignee. Subject to the preceding sentence, but without relieving any party hereto of any obligation hereunder, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.  Notwithstanding anything to the contrary contained herein, Parent, Purchaser and their affiliates shall have the right to collaterally assign in whole or in part this Agreement and any ancillary agreements or documents related to the Transactions and any of their respective rights thereunder as security to one or more lenders or purchasers of debt securities who, in each case, are being granted a collateral interest in this Agreement or any ancillary agreements or documents related to the Transactions.

Section 10.12                        Enforcement; Remedies. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms.  It is accordingly agreed that the parties hereto shall be entitled seek an injunction or injunctions to prevent breaches of this Agreement and to specifically enforce the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity.  Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

IN WITNESS WHEREOF, Parent, Purchaser and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

GLOBAL AERO LOGISTICS INC.

By:	/s/ SUBODH KARNIK
Name: Subodh Karnik
Title: President and Chief Executive Officer

HUGO ACQUISITION CORP.

By:	/s/ SUBODH KARNIK
Name: Subodh Karnik
Title: President

WORLD AIR HOLDINGS, INC.

By:	/s/ RANDY J. MARTINEZ
Name: Randy J. Martinez
Title: Chief Executive Officer